As filed with the Securities and Exchange Commission on June 9, 2005

Registration Statement No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTEGRAL VISION, INC.
(Name of small business issuer in its charter)

Michigan	3823	38-2191935
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

38700 Grand River Avenue, Farmington Hills, MI 48335, (248) 471-2660
(Address and telephone number of principal executive offices)

Charles J. Drake

Chairman

Integral Vision, Inc.

38700 Grand River Avenue

Farmington Hills, Michigan 48335

(248) 471-2660
(Name, address and telephone number of agent for service)

Copies to:

Robert L. Mazzeo

Duval & Stachenfeld LLP

300 East 42nd Street, Third Floor

New York, New York 10017

Telephone: (212) 883-1700

Approximate date of proposed sale to the public: From time to time after the registration statement becomes effective as the selling shareholders shall determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, as amended, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ _ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ _ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ _ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ _ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock (3)	19,765,508	$1.33	$26,288,125.64	$3,094.11
Common Stock (4)	8,681,589	$1.33	$11,546,513.37	$1,359.02
Total	28,447,097		$37,834,639.01	$4,453.14

(1)

Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The calculation is based upon the average high and low prices per share of $1.33 on June 6, 2005, as quoted on the OTC Bulletin Board.

(3)

This Registration Statement covers the disposition by certain shareholders, identified in this prospectus, of up to 19,765,508 shares of common stock that have been issued to, and are currently outstanding and held by, those shareholders, including the shares issued pursuant to conversion of other securities or exercise of warrants.

(4)

This Registration Statement covers the disposition by certain convertible note and warrant holders, identified in this prospectus, of up to 8,681,589 shares of common stock issuable upon conversion of the notes and exercise of the warrants with, and at, a conversion and exercise price of up to $1.86 per share. The shares may be offered for disposition by the respective note and warrant holders if they exercise their conversion and warrant rights to obtain the shares.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-ii-

Subject to completion, dated June 9, 2005

Preliminary Prospectus

INTEGRAL VISION, INC.

28,447,097 Shares of Common Stock

This prospectus covers 28,447,097 shares of the common stock of Integral Vision, Inc., which may be disposed of by the selling shareholders identified in this prospectus for their own account. Of these shares, 19,765,508 shares are presently issued, and 8,681,589 shares are issuable. The 8,681,589 issuable shares may be further broken down into the following categories:

•	4,482,549 shares that are issuable upon the exercise of warrants, issued on July 15, 1997;
•	321,040 shares that are issuable upon the exercise of warrants issued in connection with sales of our Class 2 Notes from March 2001 through May 2004;
•	378,000 shares that are issuable upon the conversion of our 8% Class 3 Convertible Notes issued from March 15, 2004 through April 16, 2004; and
•	3,500,000 shares that are issuable upon the exercise of warrants, issued on April 12, 2005.

Those selling shareholders, and those warrant and convertible note holders for whom shares are being registered in this registration statement, may dispose of the shares or interests therein from time to time. Those who sell their shares will receive all of the proceeds from any sale of common stock. There can be no assurance that any of the outstanding warrants will be exercised. However, if all of these outstanding warrants are exercised for cash prior to their respective expiration dates, we may receive proceeds of up to approximately $14,636,582. We have agreed to pay the expenses in connection with the registration of these shares, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders. Please see the section of this prospectus entitled “Use of Proceeds” for more information.

The selling shareholders and any participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the disposition of shares or interests therein by the selling shareholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers under the trading symbol “INVI”. The last reported sale price of our common stock on the OTC Bulletin Board on June 8, 2005 was $1.60 per share.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 6 of this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

PART I – INFORMATION REQUIRED IN PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. You should rely only on the information contained in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights the key information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. You should read this entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and related notes, before deciding to invest in shares of our common stock. In this prospectus, “Integral Vision” “the company,” “we,” “us,” and “our” refer to Integral Vision, Inc. and its subsidiary unless the context requires otherwise.

The Company

Integral Vision, Inc. supplies microprocessor-based inspection systems to ensure product quality in industrial manufacturing environments. The principle application for our products is the inspection of flat panel displays, which we refer to as “machine vision products”, such as those used in flat panel television sets or cellular telephones.

We have over nine years of experience in the display industry. Our products have been used for inspections of liquid crystal displays (LCD) and flat panel displays like those used in cell phones, electronic organizers, hand-held video games, camcorders, rear projection computer monitors, digital still cameras, HDTV, projectors, video headsets and other products. Using various software tools, our display inspection systems detect cosmetic and functional defects and employ a special interface to provide the results, images and statistics to production personnel.

Our production process consists principally of assembling standard electrical, electronic and optical components and hardware subassemblies purchased from suppliers into finished products. We do not rely on a single source for parts and subassemblies. This mitigates our exposure to product interruption due to shortages of parts or limited suppliers. In developing and designing our products we utilize our proprietary intellectual property, which we protect using mechanisms and methods available to us by law. We presently own 14 patents. However, there can be no assurance that our patents would be considered valid if challenged or would not become obsolete due to technological advancement.

The market for machine vision products is characterized by rapid and continuous technological development and product innovation. In an effort to maintain our competitive advantage, we allocate a significant portion of our resources to enhancing existing products and advancing new product development programs. We also seek to maintain close relationships with customers to remain responsive to their needs. The nature of our product offerings may result in significant sales to one or a limited number of customers in any one year. It is possible that the specific customers reaching this threshold may change from year to year. Loss of any one of these customers could have a material impact on our results of operations. Although, we generally market our products to end users, we have had success integrating our products with original equipment manufacturers (OEMs) in certain circumstances.

Our company faces significant risks. Because of our continuing losses and our need for additional capital to fund our development of machine vision products, our independent auditors included a “going concern” uncertainty in their audit report on our audited financial statements for the years ended December 31, 2004, 2003 and 2002. The “going concern” uncertainty signifies that substantial doubt exists about our ability to continue in business. Please see the section of this prospectus entitled “Risk Factors” for more information about the risks faced by us.

Our principal executive office is located at 38700 Grand River Avenue, Farmington Hills, Michigan 48335, and our telephone number is (248) 471-2660.

Recent Developments

On April 12, 2005 we issued 7,000 shares of Series A Convertible Preferred Stock and warrants to purchase 3,500,000 shares of our common stock in a private placement to accredited investors. The aggregate purchase price for this transaction was $7,000,000. The issuance of these securities was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act, as a sale not involving a public offering. We obtained shareholder approval to increase our company’s authorized common stock and file a Certificate of Amendment to our Articles of Incorporation at our annual meeting of shareholders on May 26, 2005. On May 27, 2005, the preferred shares automatically converted into 7,000,000 shares of our common stock upon the filing of the Certificate of Amendment. We agreed to file with the Commission a shelf registration statement covering the resale of the conversion shares and shares of our common stock issuable upon exercise of the warrants.

The proceeds of this transaction were used to retire a portion of our outstanding debt and to finance our operations. As a result of the financing, we currently have positive stockholders’ equity of $4,159,000 on our balance sheet as of April 30, 2005. For further details, see our “Management’s Discussion and Analysis or Plan of Operation” and Note J to our condensed consolidated financial statements for the quarter ended March 31, 2005, included elsewhere in this prospectus.

We are filing the registration statement of which this prospectus is a part to register the resale of:

•	shares of our common stock issuable upon exercise of the outstanding warrants;
•	shares issued by the company upon conversion of preferred shares;
•	shares issued upon conversion of convertible notes; and
•	unregistered shares issued in independent prior transactions.

The Offering

Common stock offered by the selling shareholders	Up to 28,447,097 shares.

Terms of the offering	The selling shareholders will determine when and how they will dispose of the common stock covered by this prospectus or interests therein. See “Plan of Distribution”.

Use of proceeds

We will not receive any proceeds from the disposition of the common stock or interests therein by the selling shareholders. We may receive proceeds in connection with the exercise of warrants. Please see the section of this prospectus entitled “Use of Proceeds” for more information.

OTC Bulletin Board symbol for our common stock	INVI

Summary Financial Information

You should read the following summary of historical financial data together with the “Management’s Discussion and Analysis or Plan of Operation” and our financial statements and related notes included in this prospectus. We have derived the data for each of the fiscal years ended December 31, 2003 and 2004 from our audited consolidated financial statements. We have derived the data for the three months ended March 31, 2005 from our unaudited consolidated financial statements. The unaudited consolidated financial statements data includes, in our opinion, all adjustments necessary for a fair presentation. The historical results are not necessarily indicative of future operating results. We have never paid a dividend and do not anticipate doing so in the foreseeable future. We expect to retain earnings, if any, to finance the expansion and development of our business.

The following tables provide selected consolidated financial and operating data for the years ended December 31, 2003 and December 31, 2004 (dollars in thousands).

Statement of Operations Data	Year Ended December 31,
	2003	2004
Net Revenue	$641	$1,542
Gross Margin	37	212
Operating Loss	(1,651)	(2,153)
Net Loss	(1,937)	(2,459)

Balance Sheet Data	December 31,
	2003	2004
Current Assets	$272	$680
Current Liabilities	3,164	2,484
Total Assets	667	872
Long Term Debt	1,425	2,355
Stockholders’ Deficit	(3,922)	(3,967)

The following tables provide unaudited selected consolidated financial and operating data for the quarters ended March 31, 2005 and March 31, 2004 (dollars in thousands).

Statement of Operations Data	Quarter Ended March 31,
	2004	2005
Net Revenue	$93	$523
Gross Margin	(29)	265
Operating Loss	(511)	(372)
Net Loss	(596)	(454)

Balance Sheet Data	March 31,
	2004	2005
Current Assets	$539	$737
Current Liabilities	2,970	2,949
Total Assets	876	897
Long Term Debt	1,645	2,369
Stockholders’ Deficit	(3,739)	(4,421)

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the risks described below, as well as other information contained in this prospectus, including our financial statements and related notes. The risks described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of the adverse events described in this “Risk Factors” section actually occur, our business, results of operations and financial condition could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment in our common stock. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed in “Cautionary Statement About Forward-Looking Information.”

We have a history of operating losses. We may incur future losses. Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

We have experienced net operating losses and incurred negative cash flows from operations since 1997. As of December 31, 2004, we had an accumulated deficit of $3,967,000. During the years ended December 31, 2004, 2003 and 2002, the company incurred losses from continuing operations of $2.5 million, $1.9 million and $2.2 million, respectively. Our independent auditors have expressed substantial doubt about our ability to continue as a going concern in their report on our December 31, 2004 financial statements. Currently, our continuance as a going concern is dependent upon our ability to obtain and secure sufficient orders to achieve profitable operations. Although management believes that revenues from operations will be adequate to permit the company to meet its obligations, there can be no assurance that such revenues will be accomplished or that we will be able to continue as a going concern.

Unless we are able to obtain orders and ship our products at the rate we presently anticipate, our revenues may not be sufficient to pay our debts when they become due.

Our ability to generate profits will depend upon our future financial and operating performance, which in turn, is subject to prevailing economic conditions and financial, business, competitive, legislative and regulatory factors. Many of these factors are beyond our control. Based on our anticipated rate of orders, we expect to be cash flow positive beginning the first quarter of 2006. However, if our orders become less frequent or decrease in volume, our cash flow and capital resources may become insufficient to fund our operations until we begin to receive sufficient orders. We may be forced to delay planned expansion and diminish capital expenditures, sell assets or obtain additional financing through equity capital or debt. We cannot assure you that our operating results, cash flow and capital resources will be sufficient to satisfy our obligations in the future.

Unless we are able to generate greater revenues, we may not be able to maintain positive equity on our balance sheet. We may require additional financing, which may not be accessible on attractive terms or at all.

For the last several years, we have financed our operations through the sale of our securities and by borrowing money. As a result of a recent sale of our securities in a private placement, we raised $7,000,000. We used the proceeds to retire a portion of our outstanding debt and finance our operations. We currently have positive stockholders’ equity of $4,159,000 on our balance sheet as of April 30, 2005. Unless we are able to generate revenues at a level higher than our current rate, our current cash position will permit us to continue operations for fourteen to eighteen months. After such period we may require additional financing to continue operations. There can be no assurance that we will be able to generate revenues, maintain positive stockholders’ equity or obtain additional financing sufficient to fund our capital needs.

Sales of our machine vision products will grow when new technologies are adopted in mass production. Our sales should also grow when automated inspection of display products becomes more accepted.

Our sales in the last few years have involved small quantities of inspection systems sold to several companies that are developing micro-display technologies. Our growth is dependent upon the rate of commercialization and mass production of the following micro-display technologies:

•	Liquid Crystal on Silicon (LCOS);
•	Digital Micro-mirror Device (DMD); and
•	Organic Light Emitting Diode (OLED).

However, adoption of new technologies may not occur in the near future.

In addition, when automatic inspection of LCD displays becomes more widespread, we expect our products to become more attractive and the demand for our products to increase. Although it is presently anticipated that the rate of commercialization, mass production and automation of inspection is expected to grow in the next six months to a year, such growth could be delayed, as it has been in the past. The previous delays in the development of this industry were related to our potential customers solving a number of technical and production process problems. Any further delays in the full production of these micro-display technologies, or the abandonment of these technologies, would have significant negative consequences to our survival and future growth. If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products. We may also be unable to achieve profitability.

Our potential customers may hesitate to place large orders with us because of our financial condition.

Because of our financial position, certain customers and potential customers have expressed concerns regarding our stability and our resulting ability to fill any potential large orders. While the recent placement of preferred shares and infusion of new capital may resolve some of these concerns, there is no assurance that potential customers will feel comfortable enough to place orders with us or that we will be able to fill any orders which are placed.

Our future will depend on our ability to develop and successfully introduce new products and product enhancements.

The markets in which we compete are characterized by rapid technological change. If we do not update and enhance our technologies, they will become obsolete. Our continued success will depend in large part upon our ability to develop and successfully introduce new products and product enhancements. We have devoted, and will continue to devote, substantial resources to product development. We cannot guarantee that we will be able to successfully develop, introduce or market new products or enhancements. We are also not certain that our new products or enhancements will meet the requirements of the marketplace or achieve market acceptance. If we are unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the success of our business will be materially and adversely affected. In addition, technological developments have resulted and may continue to result in the obsolescence of components and subassemblies which we hold as inventory.

We may experience difficulties with third parties who supply electrical, electronic and optical components and hardware subassemblies for the compilation of our products.

We rely on third party vendors to supply key components and subassemblies for our products. If those suppliers fail to develop and supply these components in a timely manner or at all, or fail to develop or supply components that meet our quality, quantity or cost requirements, we may become unable to obtain the necessary parts and subassemblies. If such event occurs, and if we are unable to obtain substitute sources of these components on a timely basis or on terms acceptable to us, we may not be able to assemble our products on schedule or at all. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources. We may also need to scale back implementation of our business development plans in the absence of needed vendors, which would adversely affect our future prospects. While we have entered into relationships with suppliers of some key components for our products, we do not know when or whether we will secure supply relationships for all required components and subassemblies for our products, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure relationships with entities which can supply the required components for our products or if such suppliers suffer shortages of parts.

Failure of our products to pass testing could negatively impact demand for our products.

We may encounter problems and delays during testing of our products for a number of reasons, including:

•	failure of our technology;
•	failure of technology of third parties; and
•	our failure to design, maintain and service our products properly.

Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our product tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

We face competition from other companies and may be unable to compete successfully.

The markets in which we intend to compete are new and require technological advancement. However, we anticipate that the rate of mass production and automation of inspection of micro-display products will grow and the markets will attract more competition. For optical inspection, our primary competitors are Westar Display Technologies, Inc. and Displaycheck. Cognex Corp. competes either directly or indirectly via systems integrators in certain general vision application work, as do numerous niche producers of machine vision solutions. We believe that the principal competitive factors for optical inspection are quality, price, cycle times, and features. While we believe we currently compete favorably with respect to the above factors, we cannot guaranty that we will be able to continue to do so or that competition will not have a material adverse effect on our results of operations and financial condition. While we may face competition from additional sources in all aspects of our business, we believe that competition in the optical inspection of small flat panel displays, in particular, may intensify and that companies with substantially greater financial, technical, research and development, manufacturing and marketing resources than us may enter our markets.

We sell a large percentage of our products outside of the United States. Changes in trade relations or local regulations may adversely affect our sales.

Products sold for ultimate delivery to non-U.S. end-users accounted for 67%, 13% and 54% of our net sales in 2004, 2003 and 2002, respectively. We expect that such sales will continue to represent a significant percentage of our net sales. Non-U.S. sales involve a number of risks, including the following:

•	fluctuations in currency exchange rates;
•	changes in trade policies;
•	tariff regulations;

•         differences in commercial and regulatory requirements;

•	changes in governments;
•	potential difficulties in enforcing contractual obligations; and
•	potential difficulties in enforcing intellectual property rights.

Most of our international sales are made in U.S. dollars. For certain non-U.S. sales, we market and sell our products through independent sales representatives in Western Europe and Asia. The loss of a key foreign sales agent or OEM could have a material adverse effect on our non-U.S. sales and, accordingly, the success of our business.

We may be unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property. As a result we could lose our competitive advantage.

We believe that we currently have a competitive advantage based on the technological superiority of our products. We may not be successful in securing or maintaining proprietary patent protection for our products or technologies that we develop or license. In addition, our competitors may develop products similar to ours using methods and technologies that are beyond the scope of our intellectual property protection, which could reduce our anticipated sales. While some of our products have proprietary patent protection, a challenge to these patents may result in litigation. Prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights can be protracted, expensive and may distract management and other personnel from performing their duties for us. However, failure to do so may diminish our ability to compete effectively and may harm our operating results.

In order to develop and protect our competitive position, we rely upon:

•	patents;
•	trade secrets;
•	procedures related to confidentiality;
•	contractual provisions;
•	unpatented proprietary know-how; and
•	continuing technological innovation.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. We cannot assure you that others will not independently develop substantially equivalent proprietary technology and techniques or otherwise gain access to our trade secrets and technology. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

If we are unable to secure or enforce patent rights, trademarks, trade secrets or other intellectual property, the success of our business could be materially adversely affected. In addition, there is no guaranty that foreign intellectual property laws will protect our patents and other intellectual property rights to the same extent as the laws of the United States.

Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly involved in infringement claims as litigation concerning patents, other forms of intellectual property and proprietary technology is becoming more widespread. Any claim, whether meritorious or not, could be time consuming and result in costly litigation, operational delays and distraction of management. If we are found to have infringed on the intellectual property of others, our products could be removed from the market, or we could suffer a substantial delay in, or prevention of, the introduction of new products to the market. Any of these factors could have a material adverse effect on our business.

Our business depends on retaining and attracting highly capable management and operating personnel.

Our continued success depends in large part on certain key management and technical personnel, the loss of one or more of whom could adversely affect our future. In particular, we rely upon the services and expertise of:

•	our CEO, Charles J. Drake;
•	our President, Mark R. Doede;
•	our Chief Technical Officer, Andrew Blowers; and
•	our product development and engineering staff.

If any of them were to become unavailable to work for us, our financial condition, operating results and future prospects for success would be adversely affected.

Our growth strategy will require the following:

•	expanded customer services and support;
•	increased personnel throughout the company;
•	expanded operational and financial systems; and
•	implementation of additional control procedures.

To retain and attract key personnel, we use various measures, including employment agreements, a stock incentive plan and incentive bonuses for key employees. We believe that our future success will depend significantly upon our ability to attract, retain and motivate skilled technical, sales and management employees. However, we cannot guarantee that we will be able to attract and retain qualified personnel.

We may be unable to manage rapid growth effectively.

We expect to expand our production capabilities, accelerate the marketing of our products and enter a period of rapid growth. This will place a significant strain on our senior management team and our financial and other resources. The proposed expansion will expose us to increased competition, greater overhead, marketing and support costs and other risks associated with the development and production of technologically advanced new products. Our ability to manage our rapid growth effectively will require us to do the following:

•	continue to improve our operations;
•	improve our financial and management information systems; and
•	train, motivate and manage our employees.

Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm our business, prospects, results of operations and financial condition.

We may have to move to a different location to accommodate our growth. We will be required to move if our lease is terminated. If we move, our operations may be interrupted and we may lose key employees.

We currently lease our facility on a month-to-month basis. If our landlord terminates our tenancy we will be forced to move. Additionally, if our current facility cannot accommodate our expected growth and expansion in operations and personnel, we may be forced to relocate to a new space. Relocation to another facility may impose heavy burdens such as:

•	moving expenses;
•	interruption of operations;
•	delays and backlogs in fulfilling orders; and
•	departure of key employees.

If we are forced to move, we cannot guarantee that we will be able to rapidly restore and resume our operations, complete orders and generate revenues.

All of our operations are consolidated in a single location and we are susceptible to business interruption in the event of damage to or disruptions in our facility.

Our headquarters and all of our employees are located in the same building in Farmington Hills, Michigan. We have no present plans to establish any offices in addition to our headquarters. Because our operations are consolidated in one location, we are more susceptible to power and equipment failures and business interruptions in the event of fires, floods and other natural disasters than if we had multiple office locations. We cannot assure you that we are adequately insured to cover the amount of any losses relating to any of these potential events, business interruptions resulting from damage to or destruction of our headquarters or other events affecting us that do not occur on our premises.

Our principal shareholders have substantial control over our affairs.

Our directors and executive officers, together with our other principal shareholders, own or control approximately 36.4% of our outstanding common stock as of the date of this prospectus. These shareholders are able to exert substantial influence over all matters submitted to a vote of the shareholders, including the election and removal of directors, amendments to our articles of incorporation and by-laws, and the approval of a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of ownership could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which you, as a shareholder, may view favorably.

Product liability or defects could negatively impact our operations and demand for our products.

Any liability we incur for damages resulting from malfunctions or design defects of our products could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a publicized actual or perceived problem could adversely affect the market’s perception of our products resulting in a decline in demand for our products. Such an event could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Our common stock price has been and could remain volatile because of several factors, including a limited public float.

The market price of our common stock has historically experienced and may continue to experience significant volatility. During the twelve-month period ended June 8, 2005, the sale price of our common stock fluctuated from $0.83 to $2.54 per share. We believe that our common stock is subject to wide price fluctuations because of several factors, including the following:

•	absence of meaningful earnings;
•	relatively thin trading market for our common stock, which causes trades of small blocks of stock to have a significant impact on our stock price;

•	announcements by us or our competitors of new products, significant contracts, acquisitions or strategic relationships;
•	general volatility in recent years of the stock markets, especially the markets for technology-related stocks; and
•	investor sentiment regarding equity markets generally, including public perception of corporate ethics and governance and the accuracy and transparency of financial reporting.

This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock.

If our shareholders sell a large number of shares of common stock or if we issue a large number of shares in connection with future acquisitions or financings, the market price of our common stock could decline significantly. Further, the perception in the public market that our shareholders might sell a large number of shares of common stock could cause a decline in the market price of our common stock. In addition, we may become subject to securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

The terms of our currently issued securities may restrict our operations and future financing arrangements.

Our securities contain restrictive covenants that limit our ability to, among other things:

•	sell our common stock or common stock equivalents for a period of time;
•	engage in variable rate and “most favored nation” transactions;
•	repurchase our capital stock and debt securities, except for repurchases made from certain earnings, and except for payments or actions with respect to debt securities;
•

merge with or into another entity, except for certain mergers in which our company survives and is not in default, or mergers in which the surviving company assumes our obligations to the securities holders;

•

make certain investments, except for investments that are expressly permitted such as investments in certain US government securities, investments in the ordinary course of business and investments not exceeding $500,000 in the aggregate;

•

dispose of any assets in which security interests have been granted to securities holders, except for certain dispositions such as dispositions in the ordinary course of business, and dispositions providing for payment of 50% of the proceeds to those securities holders, or at the election of certain securities holders’, conversion of certain securities into our common stock;

•

create liens on our assets, except for certain permitted liens, which include, among other things, liens incurred in the ordinary course of business or liens not exceeding $500,000 in the aggregate; and

•	engage in transactions with our affiliates, except on terms which are no less favorable to us than could be obtained from persons who are not affiliates.

These covenants may limit our ability to respond to changing business and economic conditions and to secure additional financing. As a result, we may be hindered from engaging in transactions that might be considered important to our business strategy or otherwise beneficial to us.

In the event that we obtain additional capital, existing shareholders may face dilution from our financing efforts.

For the last several years, we have financed our operations through the sale of our securities and by borrowing money. These transactions have resulted in the dilution of ownership interests held by existing shareholders. Although we do not anticipate a need for additional financing for at least 14 months, we may choose to raise additional capital through public or private financing. We could issue debt securities, capital stock, or a combination of these securities. If we raise additional funds through the sale of equity or convertible debt securities, your ownership percentage of our common stock will be reduced. In addition, these transactions may dilute the value of our common stock. We may also have to issue securities that have rights, preferences and privileges superior to our common stock.

We could be subject to legal action by the investors and by state and federal securities regulators if we have failed to comply with all applicable laws in connection with our private placement transactions.

We have offered and sold securities in private placements in reliance upon exemptions from the registration requirements of the Commission and state agencies. These exemptions are highly technical in nature and if we inadvertently failed to comply with the requirements of any of the exemptive provisions, investors might have the right to rescind their purchase of our securities or sue for damages. If one or more investors were to successfully seek rescission or prevail in any suit, we could face severe financial demands that could materially and adversely affect our financial position. Further, the Commission and state agencies could take action against us that could, among other things, divert management’s attention from the operation of our business, cause us to pay fines and penalties and cause us to have to repay investors their original investment.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

Some of the information contained in this prospectus and the documents incorporated by reference into this prospectus may contain “forward-looking statements”, as defined in Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, and the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to events or transactions that have not yet occurred, our expectations or estimates for our future operations, objectives, growth strategies, business plans or other facts that have not yet occurred. These statements can be identified by the use of forward-looking terminology such as “might,” “may,” “will,” “could,” “expect,” “anticipate,” “estimate,” “likely,” “believe,” or “continue” or the negative of those words, or other variations or comparable terminology. You should understand that these forward-looking statements are necessarily estimates reflecting our judgment, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

The following important factors, in addition to those discussed in “Risk Factors” and other unforeseen events or circumstances, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	our ability to develop commercially viable products;
•	our ability to control costs;
•	the development of viable markets for our products;
•	development of our sales force;
•	successful adoption of our products and services;
•	managerial execution;
•	employee retention;

•	our ability to protect our intellectual property;
•	competition;
•	release of new and upgraded products and services by us or our competitors;
•	changes within our industries;
•	our possible future need for additional capital;
•	changes in accounting policies or practices;
•	legal and regulatory issues; and
•	general economic conditions.

Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of up to 28,447,097 shares of common stock or interests therein by the selling shareholders. However, if any of the warrants to purchase common stock being registered under the registration statement of which this prospectus is a part are exercised for cash, we will receive the exercise price for these transactions. There can be no assurance that any of these warrants will be exercised. However, if all of these outstanding warrants are exercised prior to their respective expiration dates, we will receive proceeds of approximately $14,636,582. Any proceeds we receive will be used for working capital purposes and reduction of our outstanding debt. We have agreed to pay the expenses in connection with the registration of these shares, but all selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

SELLING SHAREHOLDERS

On July 15, 1997, we sold $7,000,000 in aggregate principal amount of our debentures and warrants to purchase up to 1,400,000 shares of our common stock in a private placement. These debentures have been repaid in full and the 1997 warrants must be exercised, if at all, by June 30, 2005. We agreed that in the event of a subsequent issuance of our common stock or securities convertible into our common stock at a price below the then market price, the number of shares into which the 1997 warrants are exercisable would increase and the exercise price would decrease. We further agreed, in the event of a registration of our common stock, to register up to 100% of the common stock issuable upon the exercise of 1997 warrants for resale by the selling shareholders, who request such registration. Holders of warrants to purchase 4,482,549 shares of common stock at an exercise price equal to $1.86 per share requested that such shares be included in the registration statement of which this prospectus is a part.

Over a period from March 29, 2001 through March 31, 2005, we sold our Class 1 Notes, Class 2 Notes and Class 3 Convertible Notes to a limited number of investors in private transactions. The Class 1 and Class 2 Note purchasers also obtained warrants to purchase our common stock at prices that were based on the market price of our common stock at the time the Class 1 and Class 2 Notes were purchased. The Class 3 Convertible Notes are convertible into our common stock at a price based on the market price of our common stock at the time the Class 3 Notes were purchased. As of the date of this prospectus, all of the Class 1 Note warrants and some of the Class 2 Note warrants have been exercised and some of the Class 3 Notes have been converted into common stock. We agreed to register, if the shareholders so request, up to 100% of the common stock issued upon the exercise of the Class 1 and 2 Note warrants and conversion of convertible notes for resale by selling shareholders. As of the date of this prospectus, 11,425,508 shares of common stock have been issued against these securities and are eligible for registration. In addition, we agreed to register up to 100% of the common stock issuable upon the exercise of remaining outstanding Class 2 Note warrants and conversion of outstanding Class 3 Convertible Notes, if the holders of securities request to be included in the registration. As of the date of this prospectus, the outstanding Class 2 Note warrants are exercisable into 321,040 shares at an exercise price equal to $1.00 per share, and outstanding convertible notes are convertible into 378,000 shares at a conversion price equal to $1.00 per share.

In June 2004, we sold $1,504,260 in aggregate principal amount of our shares to a limited number of investors in private transactions. At the request of the shareholders, we agreed to register up to 100% of the June 2004 shares for resale by the selling shareholders. As of the date of this prospectus, there are 1,223,000 common shares representing all of the shares issued in June 2004.

On April 12, 2005, we sold $7,000,000 in aggregate principal amount of our convertible preferred stock with stated value of $1,000 per share, and warrants to purchase up to 3,500,000 shares of our common stock in a private placement. Each warrant is exercisable at an exercise price equal to $1.60 per share and expires on April 12, 2010. On May 27, 2005, the preferred shares automatically converted into 7,000,000 shares of common stock upon shareholder approval to increase our authorized common stock and upon filing of the Certificate of Amendment of our Articles of Incorporation relating to same. We agreed to register an aggregate 10,500,000 shares of our common stock underlying the converted preferred stock and related warrants, for resale by the selling shareholders.

We issued 42,000 shares of our unregistered common stock to Maxco, Inc. in consideration for consulting services provided to us by Maxco for six months ended March 31, 2005. Maxco’s services included assistance with financial statement preparation, compliance with governmental filing requirements, and assistance with certain financing arrangements. The amount charged to operations for this compensation amounted to $70,000 which is based on the average closing price of our common stock over that period. We agreed to register 100% of such common stock.

We issued 75,000 shares of our unregistered common stock to Stonegate Securities, Inc. as a finder’s fee in consideration for services provided to us by Stonegate Securities in connection with the 2005 placement of the Series A convertible preferred shares. The compensation for the services included a cash payment of $75,000 and issuance of 75,000 shares of our common stock. We agreed to register 100% of such common stock.

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 7, 2005, by each of the selling shareholders. This information includes the number of shares beneficially owned prior to the offering contemplated by this prospectus, the number of shares each selling shareholder may dispose of pursuant to this prospectus and the number of shares which each would own beneficially if all the shares covered hereby are sold. The number of shares in the column labeled “Shares Being Offered” represents all of the shares that each selling shareholder may dispose of pursuant to this prospectus. The table assumes that the selling shareholders will dispose of all of the shares covered hereby, although registration of the shares of common stock in this prospectus on their behalf does not obligate any of them to offer or sell such shares. We are unable to determine the exact number of shares that actually will be disposed of. We do not know how long the selling shareholders will hold the shares before disposing of them and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares other than our agreement with the holders of common stock resulting from conversion of Series A convertible preferred shares. We agreed to keep this prospectus effective until either the date when their shares may be resold without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or all of their shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect, whichever is earlier. No offer or sale of common stock under this prospectus may be made by such selling shareholders unless that selling shareholder has notified us, provided all required information to us and any necessary supplement to this prospectus has been filed or an amendment to the registration statement has become effective.

We determined beneficial ownership in accordance with rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. In determining beneficial ownership, we disregarded the contractual limitations, limiting a selling shareholder’s right to convert or exercise notes and warrants so that the number of shares of our common stock beneficially owned by such selling shareholder does not exceed 4.99% of the number of shares of our common stock outstanding. The following shareholders disclaim beneficial ownership of any shares of our common stock in excess of 4.99% of our outstanding common stock:

•	Bonanza Master Fund Ltd.;
•	SRB Greenway Capital, L.P.;
•	SRB Greenway Offshore Operating Fund, L.P.;
•	SRB Greenway Offshore (QP), L.P.; and
•	Kircher Family Trust dtd 03/24/04.

The information in the table reflects the most recent information furnished to us by each of the identified selling shareholders. The following numbers may change because of stock splits, stock dividends or similar events involving our common stock; or as a result of anti-dilution provisions contained in the convertible notes, common shares resulting from conversion of preferred shares and warrants.

Unless otherwise indicated in the footnotes to the table, none of the following has held any position, office or other material relationship with us or our affiliates during the past three years.

Name of Shareholder	Number of Shares Beneficially Owned Prior to Offering (1)	Number of Shares Being Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After Offering	Percentage of Stock Owned After Offering (2)
Maxco, Inc. (3)(4)	2,961,316	720,711	2,240,605	7.47%
State Street Bank and Trust as	3,674,221	3,674,221	0	*
Trustee of the Textron Master Trust (5)
J.N. Hunter IRA	263,846	183,846	80,000	*
Industrial Boxboard Company (6)	187,846	183,846	4,000	*
Industrial Boxboard Corporation	2,661,544	2,610,544	51,000	*
Profit Sharing Plan and Trust (7)
John R. Kiely, III	2,211,988	2,194,888	17,100	*
Larrabure Living Trust (8)	413,280	413,280	0	*
P. Robert & Susan Klonoff	497,267	497,267	0	*
The Klonoff Company, Inc. (9)	20,000	20,000	0	*
Max A. Coon (10)(11)	657,996	330,737	327,259	1.11%
J. Michael Warren (12)	359,529	345,529	14,000	*
Charles J. Drake (13)	2,582,303	2,131,178	451,125	1.53%
John R. and Margaret Lee Kiely Revocable Trust (14)	1,406,377	1,386,377	20,000	*
George Ansara	45,000	40,000	5,000	*
Lewis G. Ansara	40,000	40,000	0	*
Andrew E. Ansara, Jr.	40,000	40,000	0	*
Hubert H. Hargis	117,500	90,000	27,500	*
Chris Barnes	40,000	40,000	0	*
Ronald J. Kohler	55,000	55,000	0	*

Name of Shareholder	Number of Shares Beneficially Owned Prior to Offering (1)	Number of Shares Being Offered Pursuant to this Prospectus	Number of Shares Beneficially Owned After Offering	Percentage of Stock Owned After Offering (2)
Victor L. Ansara	20,000	20,000	0	*
Brian P. McDonnell	20,000	20,000	0	*
Norman M. Ansara	20,000	20,000	0	*
Daniel V. Sagady	50,000	50,000	0	*
Robert J. Shaw	25,000	25,000	0	*
DAC Fonds (15)	813,000	813,000	0	*
Logos Partners, L.P. (15)	296,500	245,000	51,500	*
Porter Partners, L.P (15)	132,000	132,000	0	*
EDJ Limited (15)	33,000	33,000	0	*
Stonegate Securities, Inc.	75,000	75,000	0	*
Special Situations Technology	315,000	315,000	0	*
Fund, L.P. (16)
Special Situations Technology Fund	1,935,000	1,935,000	0	*
II, L.P. (16)
Special Situations Cayman Fund,	1,050,000	1,050,000	0	*
L.P. (16)
Special Situations Private Equity	2,250,000	2,250,000	0	*
Fund, L.P. (16)
Bonanza Master Fund Ltd. (17)	3,750,000	3,750,000	0	*
SRB Greenway Capital, L.P. (17)	127,800	127,800	0	*
SRB Greenway Offshore Operating	81,750	81,750	0	*
Fund, L.P. (17)
SRB Greenway Capital (QP), L.P. (17)	915,450	915,450	0	*
Kircher Family Trust dtd 03/24/04	75,000	75,000	0	*
Kiely, Michael H.	217,213	217,213	0	*
Kehoe, Dale R.	560,130	560,130	0	*
Collis, Robert W.	101,133	101,133	0	*
Kiely, Michael H. & Yung Kwang	25,000	25,000	0	*
Kiely, Michael H. & Inmay	25,000	25,000	0	*
Kiely, Michael H. &Kotun	25,000	25,000	0	*
Kiely, Maria P. IRA	56,500	56,500	0	*
Kiely, Michael H. IRA	56,500	56,500	0	*
Pillsbury Trust	246,079	241,079	5,000	*
P. Robert Klonoff	2,260	2,260	0	*
Josephine L. Cameron (18)	50,016	49,816	200	*
Linda R. Ascuitto (19)	49,821	49,821	0	*
Gloria J. Odlum (20)	33,737	33,737	0	*
Robert W. Fulk IRA Rollover	73,484	73,484	0	*

______________
*	Less than 1%.

(1)	Represents the number of shares of outstanding common stock, common stock issued pursuant to exercised warrants and converted notes.
(2)

Assumes the sale of all of the shares of common stock offered by each selling shareholder. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

(3)

Two of the members of our board of directors, who also comprise the compensation committee of our board, also executives of Maxco, Inc. See “Directors, Executive Officers, Promoters and Control Persons” for more information.

(4)	The total number of shares offered pursuant to this prospectus includes 551,133 shares issuable upon exercise of warrants, which expire on June 30, 2005.
(5)	All 3,674,221 shares of State Street Bank and Trust as Trustee of the Textron Master Trust are issuable upon exercise of warrants, which expire on June 30, 2005.
(6)	John N. Hunter and his spouse are the sole general partners of this entity.
(7)	John N. Hunter and his spouse are the sole trustees of this trust.
(8)

P. Robert Klonoff is the sole trustee of the Larrabure Living Trust. Mr. Richard L. Larrabure, the trustor of this trust, died in July 2004. Mr. Klonoff has informed us that the shares being registered on behalf of this trust will be distributed in equal portions to the beneficiaries, who are the trustor’s two (2) sons, Ricardo L. Larrabure and Garrett H. Larrabure.

(9)	P. Robert Klonoff and his spouse are the sole shareholders of The Klonoff Company, Inc.
(10)	Mr. Coon is our secretary, a director and vice chairman of our board of directors and president and chairman of the board of directors of Maxco, Inc.
(11)	Includes 262,442 shares held by Mr. Coon as custodian under the Michigan Uniform Transfers to Minors Act, for which he claims no beneficial interest.
(12)

Mr. Warren is president of Warren Cameron Asciutto & Blackmer, P.C., the law firm which serves as our general counsel. 199,959 shares were obtained as a result of the conversion of Class 3 convertible notes issued to an affiliate of Warren Cameron in lieu of cash payment for services.

(13)	Mr. Drake is the chairman of our board of directors and our chief executive officer.
(14)	John R. Kiely, III is the sole trustee of this trust.
(15)

The selling shareholder, who is an affiliate of a broker-dealer, has advised us that such selling shareholder acquired the securities in the ordinary course of business and, at the time, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(16)

AWM Investment Company, Inc. (“AWM”) is the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. (“SSTA”) is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of AWM, SSTA and MG. Through their control of AWM, SSTA and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(17)

BC Advisors, LLC (“BCA”) is the general partner of SRB Management, L.P. SRB Management is the general partner of SRB Greenway Capital, L.P., SRB Greenway Capital (Q.P.), L.P. and SRB Greenway Offshore Operating Fund, L.P. Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of the funds listed above.

(18)

Ms. Cameron was a partner at Warren Cameron Asciutto & Blackmer, P.C. All of the shares were obtained as a result of the conversion of Class 3 convertible notes issued to an affiliate of Warren Cameron in lieu of cash payment for services.

(19)

Ms. Asciutto is a partner at Warren Cameron Asciutto & Blackmer, P.C. All of the shares were obtained as a result of the conversion of Class 3 convertible notes issued to an affiliate of Warren Cameron in lieu of cash payment for services.

(20)

Ms. Odlum is an employee of Warren Cameron Asciutto & Blackmer, P.C. All of the shares were obtained as a result of the conversion of Class 3 convertible notes issued to an affiliate of Warren Cameron in lieu of cash payment for services.

PLAN OF DISTRIBUTION

Any or all of our shareholders, including those who sell their shares after converting their notes and exercising their warrants, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at prices prevailing in such market or as may be negotiated at the time of the sale. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling shareholders, and those who sell their stock after converting their notes and warrants into shares, will act independently of us in making decisions with respect to the timing, manner and size of each sale of the common stock covered by this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders in negotiated amounts. If any broker-dealer acts as agent for the purchaser of shares, they may receive fees from the purchaser. In the case of an agency transaction, a customary brokerage commission must be in compliance with National Association of Securities Dealers Rules (NASDR) Rule 2440. In the case of a principal transaction, a markup or markdown must be in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option, derivative securities or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus. Such broker-dealer or other financial institution may subsequently resell the shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. Any supplement and, if necessary, a post-effective amendment to the registration statement, of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of securities.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Some selling shareholders assumed an obligation that in no event a broker-dealer can receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

To our knowledge, there are currently no written or oral agreements, plans, arrangements or understandings between any selling shareholders, or those who sell their stock after converting their notes and warrants into shares, and any broker, dealer, agent or underwriter regarding the sale of the common stock by the selling shareholders, other than our agreement with the holders of common stock resulting from conversion of Series A Convertible Preferred Shares. We agreed to keep this prospectus effective until either the date when their shares may be resold without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or all of their shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect, whichever is earlier.

In order to comply with the securities laws of certain states, sales of shares offered hereby to the public in such states may be made only through broker-dealers who are registered or licensed in such states. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

We have agreed to indemnify the selling shareholders, and those who sell their stock after converting their notes and warrants into shares, against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We will pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions, brokerage fees and stock transfer taxes applicable to the common stock sold by the selling shareholders, and those who sell their stock after converting their notes and warrants into shares.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. The selling shareholders may not effect any sale or distribution of the shares until after the prospectus has been appropriately amended or supplemented, if required. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors

The following information is furnished concerning the members of our Board of Directors.

Name	Present Position with the Company and Principal Occupation	Age	Served as Director Since

Max A. Coon	Secretary and Vice Chairman of the Board of Integral Vision, Inc.; President and Chairman of the Board of Maxco, Inc.	70	1978

Charles J. Drake	Chairman of the Board and Chief Executive Officer of Integral Vision, Inc.	64	1978

Samuel O. Mallory	Director of Integral Vision, Inc.; Investor	72	2001

Vincent Shunsky	Treasurer and Director of Integral Vision, Inc.; Treasurer and Vice President of Finance of Maxco, Inc.	56	1978

William B. Wallace	Director of Integral Vision, Inc.; Senior Managing Director of Equity Partners, Ltd., a Bloomfield Hills, MI- based private investment banking firm	60	1990

All of the foregoing Directors have been engaged in the principal occupation specified for the previous five years. Messrs. Coon and Mallory are also Directors of Maxco, Inc., the common stock of which is traded on the Nasdaq Stock Market.

Director Committees

Compensation Committee. Our Compensation Committee consists of two directors, Messrs. Coon and Shunsky. The Compensation Committee is responsible for reviewing general policy matters relating to compensation and benefits of directors and officers and determining the total compensation of our officers and directors.

Audit Committee. Our Audit Committee consists of 2 directors, Messrs. Mallory and Wallace. The Audit Committee is charged with recommending the engagement of independent accountants to audit our company’s financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the functions of our company’s management and independent accountants pertaining to our financial statements and performing other related duties and functions as are deemed appropriate by the Audit Committee. It is the opinion of the board of directors that the members of the Audit Committee are each independent under the definition of the Exchange Act.

Officers

The following information is furnished concerning our Executive Officers.

Name	Present Position with the Company and Principal Occupation	Age	Served as Officer Since

Charles J. Drake	Chairman of the Board and Chief Executive Officer of Integral Vision, Inc.	64	1978

Mark R. Doede (1)	President, Chief Operating Officer and Chief Financial Officer of Integral Vision, Inc.	47	1989

Arthur D. Harmala	Vice President of Marketing of Integral Vision, Inc.	61	1995

Andrew Blowers (2)	Chief Technical Officer of Integral Vision, Inc.	37	2002

Mark A. Michniewicz (3)	Vice President of Engineering of Integral Vision, Inc.	37	2002

Max A. Coon	Secretary and Vice Chairman of the Board of Integral Vision, Inc.; President and Chairman of the Board of Maxco, Inc.	70	1978

Vincent Shunsky	Treasurer and Director of Integral Vision, Inc.; Treasurer and Vice President of Finance of Maxco, Inc.	56	1978

All of the foregoing officers of the Company have been engaged in the principal occupations specified above for the previous five years except for as follows:

(1)

Mark R. Doede was appointed as President and Chief Operating Officer in February 1998 and was appointed as Chief Financial Officer in September 2002. Prior to that time, Mr. Doede served as Vice President and Chief Operating Officer of our welding products division since 1996 and served our company in various other capacities since 1980.

(2)

Andrew Blowers was appointed as Chief Technical Officer in May 2002. Prior to that time, Mr. Blowers served as our Manager of Advance Product Development since 1998 and as an Application Engineer from 1996 to 1998.

(3)

Mark A. Michniewicz was appointed as Vice President of Engineering in May 2002. Prior to that time, Mr. Michniewicz served as a Director of Engineering since 2000, as a Manager of Optical/Mechanical Engineering from January 2000 to May 2000 and as an Optical/Mechanical Engineer from 1994 to 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 7, 2005 about the shareholders whom we believe are the beneficial owners of more than five percent (5%) of our outstanding common stock, as well as information about ownership of our common stock by each of our directors, our chief executive officer, our other four most highly compensated executive officers and our directors and named executives as a group. Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock. Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of our common stock that he, she or it beneficially owns. Except as otherwise noted below, the address of each person or entity named in the following table is c/o Integral Vision, Inc., 38700 Grand River Avenue, Farmington Hills, Michigan 48335.

Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Type of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Austin W. Marxe	Common Stock	5,550,000	17.73%
David M. Greenhouse (1)
153 East 53rd Street, 55th Floor
New York, NY 10022
Bonanza Master Fund, LTD (2)	Common Stock	3,750,000	12.21%
300 Crescent Court, Suite 1740
Dallas, TX 75201
SRB Management, L.P. (3)	Common Stock	1,125,000	3.77%
300 Crescent Court, Suite 1111
Dallas, TX 75201
Maxco, Inc. (4)	Common Stock	2,961,316	9.87%
1118 Centennial Way
Lansing, MI 48917
State Street Bank and Trust Company (5) as Trustee of the Textron Master Trust	Common Stock	3,674,221	11.09%
One Enterprise Drive
North Quincy, MA 02172
J. N. Hunter (6)	Common Stock	3,113,236	10.45%
Industrial Boxboard Corporation
2249 Davis Court
Hayward, CA 94545
John R. Kiely, III (7)	Common Stock	3,630,065	12.27%
17817 Davis Road
Dundee, MI 48131
P. Robert Klonoff (8)	Common Stock	1,499,937	5.07%
1631 North 201st Street
Shoreline, WA 98133
Charles J. Drake (9)	Common Stock	2,582,303	8.77%
Max A. Coon (10)	Common Stock	657,996	2.23%
Mark R. Doede (11)	Common Stock	367,000	1.23%
Arhur D. Harmala (12)	Common Stock	190,000	*
Andrew Blowers (13)	Common Stock	165,050	*
Mark A. Michniewicz (14)	Common Stock	159,500	*
Vincent Shunsky (15)	Common Stock	23,183	*
Samuel O. Mallory (16)	Common Stock	25,000	*
William B. Wallace	Common Stock	0	*
All Directors and Officers as a Group (9 persons) (17)	Common Stock	4,170,032	13.84%
______________

* Beneficial ownership does not exceed 1%.

(1)

Austin W. Marxe and David M. Greenhouse are the principal owners of AWM, SSTA and MG. AWM is the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SSTA is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Through their control of AWM, SSTA and MG, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed below. The total beneficial ownership of Messrs. Marxe and Greenhouse includes:

(i)	210,000 shares of common stock currently held and warrants for the purchase of 105,000 shares, which expire on April 12, 2010, held by Special Situations Technology Fund, L.P.;
(ii)	1,290,000 shares of common stock currently held and warrants for the purchase of 645,000 shares, which expire on April 12, 2010, held by Special Situations Technology Fund II, L.P.;
(iii)	700,000 shares of common stock currently held and warrants for the purchase of 350,000 shares, which expire on April 12, 2010, held by Special Situations Cayman Fund, L.P.; and
(iv)	1,500,000 shares of common stock currently held and warrants for the purchase of 750,000 shares, which expire on April 12, 2010, held by Special Situations Private Equity Fund, L.P.
(2)	The total beneficial ownership includes 2,500,000 shares of common stock currently held and warrants for the purchase of 1,250,000 shares, which expire on April 12, 2010.
(3)

Steven R. Becker is the sole principal of BC Advisors, LLC. BCA is the general partner of SRB Management, L.P. SRB Management is the general partner of SRB Greenway Capital, L.P., SRB Greenway Capital (Q.P.), L.P. and SRB Greenway Offshore Operating Fund, L.P. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of the funds listed below. The total beneficial ownership of Mr. Becker includes:

(i)	85,200 shares of common stock currently held and warrants for the purchase of 42,600 shares, which expire on April 12, 2010, held by SRB Greenway Capital, L.P.;
(ii)	54,500 shares of common stock currently held and warrants for the purchase of 27,250 shares, which expire on April 12, 2010, held by SRB Greenway Offshore Operating Fund, L.P.; and
(iii)	610,300 shares of common stock currently held and warrants for the purchase of 305,150 shares, which expire on April 12, 2010, held by SRB Greenway Capital (Q.P.), L.P.
(4)	The total beneficial ownership includes 2,410,183 shares of common stock currently held and warrants for the purchase of 551,133 shares, which expire on June 30, 2005.
(5)	The total beneficial ownership represents warrants for the purchase of 3,674,221 shares, which expire on June 30, 2005.
(6)	The total beneficial ownership includes:
(i)	263,846 shares of common stock held directly by J.N. Hunter in the J.N. Hunter IRA;
(ii)	187,846 shares held by the Industrial Boxboard Company, of which Mr. Hunter and his spouse are the sole general partners;
(iii)	2,343,272 shares held by the Industrial Boxboard Corporation Profit Sharing Plan and Trust, of which Mr. Hunter and his spouse are the sole trustees;
(iv)	warrants for the purchase of 183,711 shares held by the Industrial Boxboard Corporation Profit Sharing Plan and Trust, which expire on June 30, 2005; and
(v)	warrants for the purchase of 134,561 shares held by the Industrial Boxboard Corporation Profit Sharing Plan and Trust, which expire on April 13, 2009.

(7)	The total beneficial ownership includes:
(i)	2,211,988 shares of common stock held directly by John R. Kiely III;
(ii)	1,291,693 shares held by John R. and Margaret Lee Kiely Revocable Trust, of which Mr. Kiely is the sole trustee;
(iii)	1,500 shares held by Mr. Kiely as custodian for his children;
(iv)	warrants for the purchase of 114,684 shares held by John R. and Margaret Lee Kiely Revocable Trust, which expire on April 13, 2009; and
(v)	10,200 shares held by Michael H. Kiely Trust, of which Mr. Kiely is the co-trustee.
(8)	The total beneficial ownership includes:
(i)	494,870 shares of common stock held directly by P. Robert and Susan Klonoff;
(ii)	warrants for the purchase of 2,397 shares held by P. Robert and Susan Klonoff, which expire on April 13, 2009;
(iii)	warrants for the purchase of 2,260 shares held by P. Robert Klonoff, which expire on April 13, 2009;
(iv)	4,000 shares held by Mr. Klonoff with his daughter Kimberly E. (Klonoff) Day in a joint account;
(v)	20,000 shares held by The Klonoff Company, Inc., of which Mr. Klonoff and his spouse are the sole shareholders;
(vi)	383,896 shares held by Larrabure Living Trust, of which Mr. Klonoff is the sole trustee;
(vii)	3,000 shares held by Larrabure Irrevocable Trust, of which Mr. Klonoff is the sole trustee;
(viii)	496,719 shares held by Dale R. Kehoe, for whom Mr. Klonoff holds power of attorney;
(ix)	25,000 shares issuable upon conversion of Class 3 convertible notes held by Larrabure Living Trust;
(x)	30,000 shares issuable upon conversion of Class 3 convertible notes held by Ms. Kehoe;
(xi)	warrants for the purchase of 33,411 shares held by Ms. Kehoe, which expire on April 13, 2009; and
(xii)	warrants for the purchase of 4,384 shares held by Larrabure Living Trust, which expire on April 13, 2009.
(9)	The total beneficial ownership represents 2,582,303 shares of our common stock held directly by Charles J. Drake.
(10)	The total beneficial ownership includes:
(i)	238,495 shares of common stock held directly by Max A.Coon;
(ii)	103,859 shares held by Max A. Coon IRA;
(iii)	262,442 shares held by Mr. Coon as custodian under the Uniform Transfers to Minors Act; and
(iv)	53,200 shares held Max A. Coon Mgt Holdings.
(11)	The total beneficial ownership includes 79,000 shares of common stock currently held and options to purchase 288,000 shares, which Mr. Doede is eligible to exercise immediately.

(12)	The total beneficial ownership includes 72,000 shares of common stock currently held and options to purchase 118,000 shares, which Mr. Harmala is eligible to exercise immediately.
(13)	The total beneficial ownership includes 55,050 shares of common stock currently held and options to purchase 110,000 shares, which Mr. Blowers is eligible to exercise immediately.
(14)	The total beneficial ownership represents options to purchase 159,500 shares, which Mr. Michniewicz is eligible to exercise immediately.
(15)	The total beneficial ownership includes 21,183 shares of common stock held directly by Vincent Shunsky and 2,000 shares held by Mr. Shunsky’s IRA.
(16)	The total beneficial ownership represents 25,000 shares of our common stock held directly by Samuel O. Mallory.
(17)

The total beneficial ownership includes 3,492,532 shares of common stock currently held by our officers and directors and options to purchase 675,500 shares held by four officers, which they are eligible to exercise immediately.

DESCRIPTION OF SECURITIES

Integral Vision’s authorized capital stock consists of 41,000,000 shares of common stock, without par value, stated value $0.20 per share, and 400,000 shares of preferred stock, no par value.

Common Stock

As of June 8, 2005, 29,459,409 shares of our common stock were outstanding and held by approximately 366 shareholders of record. There are approximately 79 securities dealers included in the number of record holders, who represent an unknown number of beneficial ownership positions. A significant portion of our common stock, approximately 20-30%, is held in either nominee name or street name brokerage accounts. All outstanding shares of common stock are fully paid and non-assessable.

Each holder of our common stock is entitled to one vote for each share held of record on all matters to be voted on by shareholders. Shareholders do not have cumulative voting rights in elections of directors. Accordingly, holders of a majority of the issued and outstanding common stock will have the right to elect all of our directors and otherwise control the affairs of Integral Vision.

Holders of common stock are entitled to receive dividends on a pro rata basis upon declaration of dividends by the Board of Directors, provided that required dividends, if any, on the preferred stock have been provided for or paid. Dividends are payable only out of funds legally available for the payment of dividends. Upon a liquidation, dissolution or winding up of Integral Vision, holders of our common stock will be entitled to a pro rata distribution of the assets of the company, after payment of all amounts owed to our creditors, and subject to any preferential amount payable to holders of preferred stock, if any.

Our Restated Articles of Incorporation, as amended, do not grant preemptive rights. The common stock may not be redeemed except upon our consent and the consent of the shareholders and the common stock is not subject to liability for further calls or to assessments by Integral Vision. This summary does not purport to be complete and is qualified in its entirety by reference to our Restated Articles of Incorporation, as amended, the Securities Act and to Michigan law.

Preferred Stock

We are authorized to issue 400,000 shares of preferred stock. As of the date of this prospectus, we had issued 7,000 shares, which have been converted into common stock, canceled and cannot be re-issued. The shares of preferred stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by our board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by our board of directors pursuant to authority vested in it. Without limiting the generality of the foregoing, shares in such series shall have voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by our board of directors. The number of shares of any such series so set forth in the resolution or resolutions may be increased (but not above the total number of authorized shares of preferred stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the board of directors. Any preferred stock so issued could dilute the voting power and equity of the holders of the common stock by, for example, reducing the amount of funds otherwise available for payment to holders of the common stock, either upon liquidation of our company or as dividends, restricting the payment of dividends to holders of common stock, and diluting the voting power of the holders of the common stock.

One of the effects of the existence of unissued and unreserved shares of capital stock may be to enable the Board of Directors to render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the company’s management. If, for example, in the due exercise of its fiduciary obligations the Board of Directors were to determine that a takeover proposal is not in the company’s best interest, such shares could be issued by the Board of Directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or costly the completion of the takeover by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In April 2005, we issued 7,000 shares of Series A convertible preferred stock to 9 purchasers in a private placement transaction. At the time of the issuance, the company has taken all necessary action to render inapplicable any anti-takeover provisions that may adversely affect the rights, preferences, privileges or powers of the holders of preferred shares. On May 27, 2005, pursuant to the terms of the transaction, all outstanding preferred shares were automatically converted into shares of our common stock, with the same voting rights and privileges as the other shares of our common stock. The shares of common stock into which the preferred shares were converted are being registered pursuant to the registration statement of which this prospectus is a part.

Warrants

In connection with our issuance of notes during the period from March 29, 2001 through March 31, 2005, and Series A convertible preferred stock, we have issued warrants exercisable in full or in part into our common stock at varying exercise prices. The warrants will expire at different dates based on the date of issuance, but not later than April 12, 2010. Holders of our warrants shall be deemed to have exercised all of their warrants into our common stock, for the purpose of including the resulting common stock on the registration statement which this prospectus is a part, and for sale in the offering.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Registrar and Transfer Company, Cranford, NJ.

Governing Law and Organizational Documents

Shareholders’ rights and related matters are governed by the laws of the State of Michigan and our Restated Articles of Incorporation, as amended, and our Bylaws. Our Restated Articles of Incorporation may not be amended without the affirmative vote of at least a majority of the shares entitled to vote generally in the election of directors, voting as a single voting group. Our Bylaws may be amended by either the affirmative vote of a majority of all shares outstanding and entitled to vote generally in the election of directors, or by an affirmative vote of a majority of our directors then holding office.

Chapter 7A of the Michigan Business Corporation Act (the “MBCA”) provides that business combinations between a Michigan corporation and a beneficial owner of 10% of more of the voting power of such corporation generally require the approval of 90% of the votes of each class of stock entitled to be cast, and not less than 2/3 of the votes of each class of stock entitled to be cast other than voting shares owned by such an affiliate or 10% owner. Such requirements will not apply if (i) the corporation’s board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years. Currently, we are not subject to Chapter 7A pursuant to a provision exempting a corporation which had a 10% beneficial owner on the effective date of the Act. Our Board may, by resolution and without a shareholder vote, cause us to become subject to Chapter 7A. However, we have no present intention to elect to become subject to Chapter 7A.

Chapter 7B of the MBCA provides that “control shares” of a corporation acquired in a control share acquisition have no voting rights except as granted by the shareholders of the corporation. “Control shares” are shares which, when added to shares previously owned by a shareholder, increase such shareholder’s ownership of voting stock to more than 20% but less than 33 1/3%, more than 33 1/3% but less than a majority, or more than a majority of the outstanding voting power of the corporation. A control share acquisition must be approved by a majority of the votes cast by holders of shares entitled to vote excluding shares owned by the acquirer and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration, or a merger to which the corporation is a party, or certain other transactions described in Chapter 7B.

If a corporation’s articles of incorporation or bylaws so provide before a control share acquisition has occurred, control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed may be redeemed at “fair value” by the corporation at any time during the period ending 60 days after the last control share acquisition. In addition, if, prior to a control share acquisition, a corporation’s articles of incorporation or bylaws so provide, control shares may be redeemed at “fair value” after an acquiring person statement has been filed and after the meeting at which the voting rights of the control shares are submitted to shareholders if the control shares are not accorded full voting rights. Unless otherwise provided in a corporation’s articles of incorporation or bylaws, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters’ rights. “Fair value” means a value not less than the highest price paid per share by the acquiring person in the control share acquisition. Currently, we are not subject to Chapter 7B since our Bylaws contain a provision expressly with respect to control shares. Our Board may, by resolution and without a shareholder vote, cause us to amend our Bylaws and become subject to Chapter 7B. However, we have no present intention to elect to become subject to Chapter 7B.

INTEREST OF NAMED EXPERTS AND COUNSEL

Warren, Cameron, Asciutto, & Blackmer, P.C. serve as our corporate counsel and J. Michael Warren is the president of the law firm. Around February 2004, when we were unable to pay their legal fees as they became due, and in order to obtain additional financing, we asked Warren Cameron to accept our Class 3 convertible notes in partial satisfaction of our debt. Warren Cameron received our convertible notes in the amount of $250,000 with the conversion price equal to $0.75 per share. The conversion price was set at a discount to the market at the date of issuance. In April 2005, in order to enable us to obtain additional financing, the notes were converted into our common stock pursuant to the terms of and at the same conversion price as all other Class 3 convertible notes. The common stock resulting from the conversion was distributed among certain partners and employees of Warren Cameron as compensation for their services. For more details, see the footnotes to the “Selling Shareholders” table, included elsewhere in this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT

VIOLATIONS

Our Bylaws provide that we may indemnify any of our directors and officers, former directors and officers, and the current and former directors or officers of another corporation, partnership, joint venture, trust or other enterprise in which they are or were serving at our request, to the full extent of Michigan law, including against any and all expenses, including legal fees, actually and reasonably incurred by such directors or officers or former officers or directors in connection with such action, in which they, or any of them, are made parties or a party, by reason of being or having been directors or officers of us, or of such entity, if they acted in good faith and in a manner they reasonably believed to be in our best interest, and had no reason to believe their conduct was unlawful.

With respect to actions or suits by us or in our name to procure a judgment in our favor, no indemnification shall be made in respect of any claim, issue or matter as to which such director or officer shall have been found to be liable for negligence or misconduct in the performance of its duty to us unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the finding of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such court shall deem proper.

Our Restated Articles of Incorporation provide that to the full extent allowed by Michigan law, no director or officer shall be personally liable to us or our shareholders for damages for a breach of any duty owed to us or our shareholders. This provision does not limit or eliminate the liability of a director, and we shall not indemnify such director, if the director is adjudged to have acted with gross negligence, engaged in willful misconduct, acted in bad faith, knowingly violated the law, breached the director’s duty of loyalty or received improper personal benefit.

We have purchased insurance with respect to, among other things, the liabilities that may arise under the circumstances referred to above. Our directors and officers are also insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by Integral Vision.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Integral Vision pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

General

Integral Vision, Inc. is a Michigan corporation formed in 1978 (a predecessor company was incorporated in 1969). Our offices are located at 38700 Grand River Avenue, Farmington Hills, Michigan 48335 and our telephone number is 248-471-2660. We develop, manufacture and market microprocessor-based process monitoring and inspection systems for use in industrial manufacturing environments. The principle application for our products is the inspection of flat panel displays (“machine vision products”). Our products are generally sold as capital goods. Depending on the application, machine vision systems have an indefinite life. Machine vision applications are more likely to require replacement due to possible technological obsolescence than physical wear.

Overview

Integral Vision is a supplier of machine vision systems used to ensure product quality during the manufacturing process.

Machine vision has become a necessity for manufacturers who need to continually improve production efficiency to meet the increasing demand for high quality products. Our vision systems automatically identify, gauge or inspect parts with speed and accuracy. Quantitative information about each part is evaluated for functional or cosmetic defects. Our systems can be configured to statistically monitor the production process and send data to other equipment in the manufacturing cell. Such data could be used, for example, by a diverter to send defective parts to a reject bin, or by process controllers to automatically adjust process variables.

We market our turnkey systems to the flat panel display industry. Applications development software, such as our Industrial Vision Controller (IVC) technology, can be applied to an extensive array of applications in industries that run the gamut from aerospace to medical to textiles.

Products

LCI Professional – Integral Vision’s LCI-Professional product is used for inspection of liquid crystal displays (LCD) as components or final assemblies. Applications include cell phones, car radios, pagers, electronic organizers and hand-held video games. Integral Vision’s display inspection systems are designed to detect two classes of defects: cosmetic and functional. Cosmetic defects do not affect the functionality of the display, but they cause user annoyance and reduce product value. Functional defects are flaws that cause the device to be inoperable or have a significant effect on functionality.

SharpEye – Integral Vision’s SharpEye product provides flat panel fisplay (FPD) inspection for reflective, emissive and transmissive display technologies. SharpEye is designed for the detection of functional and cosmetic defects in LCOS, OLED, Poly OLED, DMD, Electroluminescent (EL), high temperature poly-silicon (HTPS), low temperature poly-silicon (LTPS), LCD and other emerging display technologies. These technologies are applied to consumer products such as camcorders, rear projection computer monitors, digital still cameras, HDTV, projectors, video headsets and video telephones. The core technology of SharpEye inspection algorithms is the ability to quantize data to the level of a single display pixel. SharpEye can be configured for production inspection or for display evaluation in a laboratory based on the equipment configuration selected.

ChromaSee – Integral Vision’s ChromaSee product, which was introduced in 2003, provides luminance, color matching and defect inspections for FPD displays. Defect detection includes functional defects, such as failed pixels and icons, and cosmetic defects, such as scratches. ChromaSee integrates with production equipment to allow inline or offline testing. A configuration interface (Task Sequencer) uses a familiar “Tree View” representation of the inspection sequence flow. For deployment into production, the operator’s interface provides essential views of results, images and statistics for production floor personnel.

Lifetime Tester – Integral Vision’s Lifetime Tester product, which was introduced in 2003, evaluates changes in display luminance, color and other performance characteristics over time. The Lifetime Tester facilitates the process of comparing different display manufacturing processes and formulas by evaluating large numbers of samples side by side to determine their life characteristics. This allows design and process engineers to efficiently evaluate the effectiveness of proposed design and process changes off line prior to implementation.

IVSee – Integral Vision’s IVSee, introduced in 2005, provides FPD inspection for applications which still require manual handling. IVSee is designed for the detection of functional and cosmetic defects in LCOS, OLED, Poly OLED, DMD, EL, HTPS, LTPS, LCD and other emerging display technologies. IVSee is configured to be integrated into existing manual inspection stations allowing them to receive the benefits of computer aided optical inspection without the need to modify the manufacturing process to automate handling of the display. The operator’s interface provides essential views of results, images and statistics for production floor personnel.

Production and Suppliers

Our production process consists principally of assembling standard electrical, electronic and optical components and hardware subassemblies purchased from suppliers into finished products. When proprietary circuit boards are needed, we generally contract for outside vendors to build the boards based on internal company designs.

We generally do not rely on a single source for parts and subassemblies, although certain components and subassemblies included in our products may only be obtained from a limited number of suppliers. We believe alternative sources or designs could be developed for any of the components used in our products, thereby mitigating any exposure to product interruption from shortages of parts or limited suppliers.

Intellectual Property

We believe that the technology incorporated in our products gives us advantages over our competitors and prospective competitors. We attempt to protect our technology through a combination of patents, applied for patents, confidentiality agreements and trade secrets. We presently have 14 patents. There can be no assurance that we will have the resources to defend our patents or that patents we hold will be considered valid if challenged. In addition, it is possible that some patents will be rendered worthless as the result of technological obsolescence. See “Risk Factors” for a further discussion of this matter.

Marketing

We generally market our vision products to end users, but we have had success integrating our products with OEMs in certain circumstances. Although sales are made worldwide, our strongest presence is maintained in the US, through company employees, and in Europe and Asia, through sales representatives.

Product Development

The market for machine vision products is characterized by rapid and continuous technological development and product innovation. We believe that continued and timely development of new products and enhancements to existing products is necessary to maintain our competitive position. Accordingly, we devote a significant portion of our personnel and financial resources to product development programs and seek to maintain close relationships with customers to remain responsive to their needs. Our net engineering and development costs amounted to $909,000, $663,000 and $852,000 for the years ended December 31, 2004, 2003 and 2002, respectively, and $237,000 for the three months ended March 31, 2005. Our current product development efforts are primarily directed to Flat Panel Display Inspection products.

Environmental Factors

Our costs of complying with federal, state and local provisions regulating protection of the environment are not material.

Competition

We experience competition in all areas in which we operate. Competition for Flat Panel Display Inspection comes primarily from Westar Display Technologies, Inc. and Displaycheck. Cognex Corp. competes either directly or indirectly via systems integrators in certain general vision application work, as do numerous niche producers of machine vision solutions.

Export Sales

Sales outside of the United States accounted for 67%, 13% and 54% of our net sales in 2004, 2003 and 2002, respectively. In the first quarter of 2005, our sales outside of the United States amounted to less than 1% of our net sales. We expect that such sales will continue to represent a significant percentage of our net sales. Most of our export billings are denominated in US dollars. On occasion other export billings are denominated in the currency of the customer’s country.

Major Customers

The nature of our product offerings may produce sales to one or a limited number of customers in excess of 10% of total consolidated sales in any one year. It is possible that the specific customers reaching this threshold may change from year to year. Loss of any one of these customers could have a material impact on our results of operations. For the three months ended March 31, 2005 sales to Hewlett Packard represented 99% of consolidated sales. Amounts due from this customer represented 82% of the respective outstanding trade receivable balance at

March 31, 2005. For the year ended December 31, 2004 sales to Philips represented 80% of consolidated sales. There were no amounts due from this customer at December 31, 2004. For the year ended December 31, 2003 sales to Intel Corporation, Owens Brockway and Toyo Corporation represented 63%, 14% and 11% of consolidated sales, respectively. There were no amounts due from these customers at December 31, 2003. For the year ended December 31, 2002 sales to Ness Display Co., LTD and Uniax Corporation represented 13% and 14% of consolidated sales, respectively. Amounts due from these customers represented 3% of the respective outstanding trade receivable balance at December 31, 2002.

Backlog

As of May 31, 2005, we had an order backlog of approximately $13,600 compared to $2,011,551 at May 31, 2004. We expect to ship products representing our entire backlog by the end of 2005.

Employees

As of June 8, 2005, we had 17 permanent employees, as compared to 12 on December 31, 2004, 13 on December 31, 2003, and 18 on December 31, 2002. None of our employees are represented by a labor union.

Properties

Manufacturing, engineering and administrative functions of Integral Vision are performed at an approximately 5,000 square foot facility leased by the company in Farmington Hills, Michigan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, including statements about our beliefs and expectations. Generally, the words “anticipate”, “expect”, “intend”, “believe” and similar expressions identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. Potential factors that could cause actual results to differ materially from those discussed in any forward-looking statements include, but are not limited to, those stated below under the headings “Cautionary Statement About Forward-Looking Information” and “Risk Factors” as well as those described from time to time in our filings with the Commission.

All forward-looking statements are based on information available to us on the date of this filing, and future events or circumstances could differ significantly from the forward-looking statements included herein. Accordingly, we caution readers not to place undue reliance on such statements and we assume no obligation to update such statements except as required by the rules and regulations of the Commission. The following discussion should be read in conjunction with our filings with the Commission and the consolidated financial statements included in this prospectus.

Overview

Integral Vision develops, manufactures and markets microprocessor-based process monitoring and control systems for use in industrial manufacturing environments. The principle application for the company’s products is inspection of flat panel displays, also referred to as “machine vision products”. The company’s product offerings include LCI-Professional, SharpEye, ChromaSee, Lifetime Tester and IVSee. The company’s products are generally sold as capital goods. Depending on the application, machine vision systems have an indefinite life. Machine vision applications are more likely to require replacement due to possible technological obsolescence rather than physical wear. For a detailed description of our products, please see our “Business” section.

Results of Operations (in thousands of dollars)

	Year ended December 31,
	2004	2003

Net revenues	$1,542	$641
Cost of revenues	1,330	604
Gross margin	212	37
Other costs and expenses:
Marketing	261	223
General and administrative	1,195	802
Engineering and development	909	663
Total other costs and expenses	2,365	1,688
Loss from operations	(2,153)	(1,651)
Loss on sales of assets	0	(7)
Other income	129	89
Interest expense	(436)	(370)
Foreign currency translation gain	1	2
Net loss	(2,459)	(1,937)

Year ended December 31, 2004, compared to the year ended December 31, 2003

Net revenues increased $901,000, or 141%, to $1.5 million in 2004 from $641,000 in 2003. Net revenue is reported net of sales commission expense of approximately $19,000 in 2004 compared to $11,000 in 2003. The increase was primarily due to increased sales of the company’s flat panel display inspection product. Sales from the flat panel display inspection product line accounted for approximately $1.4 million and $497,000 of the company’s net revenue in 2004 and 2003, respectively. The company’s revenue from other applications was approximately $152,000 and $85,000 in 2004 and 2003, respectively. The company’s revenue from software was approximately $33,000 and $43,000 in 2004 and 2003, respectively. The company’s revenue from service activities was approximately $18,000 in 2003. There was no such revenue in 2004.

Direct costs of sales increased $726,000, or 120%, from $604,000, which was approximately 94.2% of sales, in 2003 to $1.3 million in 2004, which constitute approximately 86.3% of sales. This was primarily attributable to the higher sales volume. Management periodically performs an analysis of the net realizable value of capitalized patent costs.

Marketing costs increased 17.0%, or $38,000, to $261,000 in 2004 compared to $223,000 in 2003. This increase is primarily attributable to additional staffing due to increased sales activity. Employee related costs in the marketing division were $54,000 higher in 2004 compared to 2003 levels. Advertising costs were $15,000 lower in 2004 compared to 2003 levels.

General and administrative costs increased 49.0%, or $393,000, to $1.2 million in 2004 compared to $802,000 in 2003. This was primarily due to an increase in legal, shareholder relations, and professional fees totaling $183,000 in 2004. Employee related costs in the general and administrative division were $124,000 higher in 2004 compared to 2003 levels.

Engineering and development expenditures increased 37.1%, or $246,000, to $909,000 in 2003 compared to $663,000 in 2003. Employee related costs in the engineering and development division were $130,000 higher in 2004 compared to 2003 levels. Approximately $109,000 of this variance was attributable to engineering work done due to increased sales in the third quarter.

On September 9, 2002, DaTARIUS Technologies Inc., a subsidiary of global test equipment manufacturer DaTARIUS Technologies GmbH, purchased Integral Vision’s assets related to inspection systems for the optical disc industry, including the names “Automatic Inspection Systems” and “AID.” The sale included Integral Vision’s optical disc scanner products as well as its range of print and identification code products used to inspect the printing stage of disc manufacture. The consideration the company received for the technology consisted of a non-refundable $100,000 advanced minimum royalty payment in addition to future royalties. The company received approximately $61,000 in royalties in 2004 and expects to receive additional royalties of approximately $30,000 in 2005. Additionally, the company received $25,000 from the sale of equipment to DaTARIUS. The company recognized a gain on the transaction of approximately $112,000, which is included in gain on sale of assets in 2002, primarily attributable to the advanced minimum royalty payment received. The proceeds from the transaction were used primarily to fund current operations.

Other income (expense) was $129,000 in 2004 of which approximately $61,000 was royalty income.

Interest expense increased $66,000 to $436,000 in 2004 compared to $370,000 in 2003. The increase is primarily attributable to the interest on Class 1, Class 2, and Class 3 Notes that were placed subsequent to September 30, 2003. For details, see Note C to our consolidated financial statements for the year ended December 31, 2004, included elsewhere in this prospectus.

Year ended December 31, 2003, compared to the year ended December 31, 2002

Net revenues decreased $938,000, or 59%, to $641,000 in 2003 from $1.6 million in 2002. Net revenue is reported net of sales commission expense of approximately $11,000 in 2003 compared to $83,000 in 2002. The decrease in net revenue was partially attributable to the fact that the company sold its disc identification/print inspection (CDiD/CDiP) product line in 2002. For details, see Note J to our consolidated financial statements for the year ended December 31, 2004, included elsewhere in this prospectus. Sales from the company’s disc identification/print inspection (CDiD/CDiP) product line accounted for $743,000 of the net revenue in 2002. This decrease was partially offset by increased sales of the company’s flat panel display inspection product. Sales from the flat panel display inspection product line accounted for approximately $497,000 and $447,000 of the company’s net revenue in 2003 and 2002, respectively. The company’s revenue from other applications was approximately $85,000 and $139,000 in 2003 and 2002, respectively. The company’s revenue from software was approximately $43,000 and $62,000 in 2003 and 2002, respectively. The company’s revenue from service activities was approximately $18,000 and $398,000 in 2003 and 2002, respectively.

Direct costs of sales decreased $572,000, or 49%, from $1.2 million, which was approximately 74.5% of sales in 2002 to $604,000, which comprised approximately 94.2% of sales in 2003. This was primarily attributable to the lower sales volume and smaller structure required to support it as well as lower patent amortization expense in the 2003 period. Management periodically performs an analysis of the net realizable value of capitalized patent costs. In 2002, management determined that capitalized patent costs exceeded the estimated net realizable value of amounts capitalized and a write-down was necessary. In the year ended December 31, 2002, $74,000 of additional amortization was included in costs of sales as a result of this determination.

Marketing costs decreased 60.0%, or $334,000, to $223,000 in 2003 compared to $557,000 in 2002. This decrease is primarily attributable to workforce reductions resulting from the implementation of a cost reduction plan by management in late 2000 and throughout 2001. Employee related costs in the marketing division were $143,000 lower in 2003 compared to 2002 levels. The plan also called for workforce reductions in both the general and administrative department and the engineering department, as evidenced by the figures below. Advertising costs were $62,000 lower in 2003 compared to 2002 levels.

General and administrative costs decreased 23.4%, or $252,000, to $802,000 in 2003 compared to $1.1 million in 2002. The costs for outside services were $107,000 lower in 2003 compared to 2002 levels. Legal expenses were $33,000 lower in 2003 compared to 2002. Additionally bad debts expense in the general and administrative division decreased 98.1% or $97,000 in 2003.

Engineering and development expenditures decreased 22.1%, or $189,000, to $663,000 in 2003 compared to $852,000 in 2002. Facilities expenses were $123,000 lower in 2003 compared to 2002. The costs for outside services were $64,000 lower in 2003 compared to 2002 levels.

On September 9, 2002, DaTARIUS Technologies Inc., a subsidiary of global test equipment manufacturer DaTARIUS Technologies GmbH, purchased Integral Vision’s assets related to inspection systems for the optical disc industry, including the names “Automatic Inspection Systems” and “AID.” The sale included Integral Vision’s optical disc scanner products as well as its range of print and identification code products used to inspect the printing stage of disc manufacture. The consideration the company received for the technology consisted of a non-refundable $100,000 advanced minimum royalty payment in addition to future royalties. The company received approxmiately $54,000 in royalties in 2003 and expects to receive additional royalties of approximately $60,000 in 2004 and $30,000 in 2005. Additionally, the company received $25,000 from the sale of equipment to DaTARIUS. The company recognized a gain on the transaction of approximately $112,000, which is included in gain on sale of assets in 2002, primarily attributable to the advanced minimum royalty payment received. The proceeds from the transaction were used primarily to fund current operations.

Other income (expense) in 2003 includes approximately $54,000 of royalty income and $18,000 for engineering fees in connection with the DaTARIUS Technologies transaction.

Interest income decreased to $320 in 2003 compared to $11,000 in 2002. The income in the 2002 period is primarily attributable to interest charged on the officers’ notes receivable. The decrease in interest income from the prior year period is primarily attributable to the of the officers’ notes receivable in 2003.

Interest expense increased $119,000 to $370,000 in 2003 compared to $251,000 in 2002. The increase is primarily attributable to the interest on the debentures and Class 2 notes that were sold under the 2001 Note and Warrant Purchase Agreement, and the discount on the debentures amortized in 2003. For details, see Note C to our consolidated financial statements for the year ended December 31, 2004, included elsewhere in this prospectus.

In June 2002, Integral Vision, Inc. wrote-off an inter-company receivable due from Integral Vision Ltd., its subsidiary in the United Kingdom. As the consolidated financial statements include the accounts of both entities, upon consolidation, the charge recorded by Integral Vision, Inc., approximately $3.1 million, was eliminated against the gain recorded by Integral Vision Ltd. However, previously unrecognized losses that resulted from foreign currency translation adjustments were recognized in the June 30, 2002 quarter and totaled approximately $208,000.

Quarter ended March 31, 2005, compared to the quarter ended March 31, 2004

The following table provides our selected consolidated results of operations for the three months ended March 31, 2005 compared with three months ended March 31, 2004 indicated periods (in thousands of dollars):

	Three Months Ended March 31,
	2004	2005
Net Sales	$93	$523
Cost of Goods Sold	122	258

Gross Profit (Loss)	(29)	265
Operating Expense	482	637

Loss from Operations	(511)	(372)
Other Expense	(85)	(82)
Net Loss	(596)	(454)

Net revenues increased $430,000, or 462.4% to $523,000 in the first quarter of 2005 from $93,000 in the first quarter of 2004. The increase in net revenue was primarily attributable to $516,000 of revenue from sales of the company’s flat panel display inspection products in the first quarter of 2005; there were only $9,000 in sales from that product line in the comparable 2004 period. Conversely, the first quarter of 2004 included $77,000 of revenue from packaging applications; there were no such sales in 2005.

Costs of sales increased $136,000, or 111.5% to $258,000, which is approximately 49.3% of sales in the first quarter of 2005 compared to $122,000, which was approximately 131.1% of sales in the first quarter of 2004. This was primarily due to an increase of $228,000 in costs as a result of the higher sales of flat panel display inspection products in the 2005 period. Conversely, the first quarter of 2004 included $87,000 in costs related to packaging applications in 2004 while there were no such costs in 2005.

Marketing costs increased $45,000, or 84.9%, to $98,000 in the first quarter of 2005 compared to $53,000 in the first quarter of 2004. This was attributable to an increase in employee related costs.

General and administrative costs increased $62,000, or 25.8%, to $302,000 in the first quarter of 2005 compared to $240,000 in the first quarter of 2004. This was partly attributable to an increase of $41,000 in employee related costs. In addition, the company incurred $37,000 in consulting fees to Maxco, Inc. in the first quarter of 2005. For more details, see Note F to our condensed consolidated financial statements for the quarter ended March 31, 2005, included elsewhere in this prospectus. Legal expenses decreased $15,000 from the prior year period.

Engineering and development expenditures increased $48,000, or 25.4%, to $237,000 in the first quarter of 2005 compared to $189,000 in the first quarter of 2004. This was primarily attributable to an increase in employee related costs.

Other income for both periods consists primarily of royalty income received in connection with the DaTARIUS Technologies transaction. For details, see Note E to our condensed consolidated financial statements for the quarter ended March 31, 2005, included elsewhere in this prospectus.

Interest expense decreased $11,000 to $105,000 in the first quarter of 2005 compared to $116,000 in the first quarter of 2004. The decrease is primarily attributable to the reduced amortization of the discount on certain debentures, as a number of these debentures have been repaid since March 2004.

Liquidity and Capital Resources

Our operating activities required cash of approximately $2.2 million and $600,000 in 2004 and the first quarter of 2005, primarily due to the company’s loss from operations. Net loss in 2004, after non-cash adjustments of $297,000, was $2.2 million. For 2004, increases in accounts receivable and inventories used cash of $264,000 while a decrease in prepaid and other assets and an increase in accounts payable generated $234,000. For the first quarter of 2005, an increase in accounts receivable was offset by decreases in inventories and other assets and an increase in accounts payable.

The company’s investing activities included the purchase of approximately $2,000 of equipment in the first quarter of 2005 and purchase of approximately $15,000 of equipment in 2004.

The company’s financing activities included proceeds of $1.5 million from the issuance of restricted common stock in 2004. These shares cannot be transferred without registration or pursuant to an applicable exemption from registration. The shares are included in the registration statement, of which this prospectus is a part. In 2004, we received $775,000 and $478,000 from the sale of Class 2 notes and Class 3 notes, respectively. In the first quarter of 2005, we received $435,000 from the sale of Class 2 notes. The company made principal payments of approximately $290,000 on its Class 2 notes in 2004. We repaid the remaining principal of Class 2 notes of approximately $1,642,000 on April 13, 2005. The company made principal payments of approximately $137,000 on other long term notes in 2004 and the first quarter of 2005 and paid other remaining long term debt obligations of approximately $190,000 on April 13, 2005. Additionally, employee stock options were exercised in 2004 and 2005 generating approximately $28,000. For further discussion regarding the company’s past and current obligations, see Notes C to our consolidated financial statements for year ended December 31, 2004 and quarter ended March 31, 2005, included elsewhere in this prospectus.

The company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitability. Additionally, at March 31, 2005, substantially all of the company’s $127,000 in trade accounts payable was overdue. The company also had an estimated $297,000 in amounts owed to certain regulatory agencies as of March 31, 2005, $77,000 of which was repaid subsequent to March 31, 2005.

As a result of our agreements with holders of our Class 1 and Class 2 notes in 2004, the company extended the maturity date on the notes and exchanged certain notes for Class 3 Convertible notes. In addition, we agreed that certain Class 2 notes would accrue warrants to purchase our common stock until the notes are paid in full. As of April 13, 2005, we repaid all of the outstanding principal obligations under Class 1 and Class 2 notes in the amounts of $1,140,000 and $1,642,000, respectively. The remaining Class 3 convertible notes and warrants that accrued on Class 2 notes are convertible and exercisable into our common stock at the conversion and exercise price equal to $1.00. The Board concluded that the conversion and exercise price of $1.00 was justified given the concessions received in connection with issuance of the notes and warrants, the fact that the shares of the underlying common stock are restricted and other factors.

During the quarter ended June 2004, the company sold 1,223,000 shares of unregistered shares of its common stock at $1.23 per share in private transactions exempt from registration pursuant to Section 4(2) of the Securities Act. The securities were sold to four investment firms, one of which purchased in excess of 800,000 shares. We used the proceeds of the sale to fund ongoing operations.

In April 2005, the company sold 7,000 shares of Series A convertible preferred stock at $1,000 per share and warrants to purchase 3,500,000 shares of common stock for the aggregate amount of $7,000,000 in a private transaction. The company used the net proceeds to pay off remaining outstanding obligations under Class 1 and Class 2 notes, reduce other company debt and for working capital.

The notes, preferred shares and warrants referenced above were sold in private transactions exempt from registration pursuant to Section 4(2) of the Securities Act. To the company’s knowledge, all of the purchasers are either “accredited investors” as that term is defined in Regulation D under the Securities Act or, either alone or with their purchaser representative, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

For further discussion regarding the company’s obligations, see Note A –– Summary of Significant Accounting Policies –– Stock Options and Warrants, contained in the company’s consolidated financial statements for the year ended December 31, 2004, included elsewhere in this prospectus. None of these variations are seasonal.

Seasonality and Quarterly Fluctuations

The company’s revenues and operating results have varied substantially from quarter to quarter and management believes these fluctuations may continue. Our reliance on large orders has contributed to the variability of the company’s operating results. None of these variations are seasonal.

Impact of Inflation

The amounts presented in the company’s financial statements do not provide for the effect of inflation on the company’s operations or its financial position. Amounts shown for property, plant and equipment and for costs and expenses reflect historical cost and do not necessarily represent replacement cost or charges to operations based on replacement cost. The company’s operations together with other sources are intended to provide funds to replace property, plant and equipment as necessary. Net income would be lower than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

Management’s Discussion of Critical Accounting Policies

The company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The accounting policies discussed below are considered by management to be the most important to an understanding of our financial statements, because their application places the most significant demands on management’s judgment and estimates about the effect of matters that are inherently uncertain. Our assumptions and estimates were based on the facts and circumstances known to us at the end of the respective reporting period. Future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

Revenue Recognition. The company recognizes revenue in accordance with SOP 97-2, Software Revenue Recognition and Staff Accounting Bulletin No. 101 (“SAB 101”), Revenue Recognition in Financial Statements. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

The company accounts for certain product sales of its flat panel display inspection systems as multiple-element arrangements. If specific customer acceptance requirements are met, the company recognizes revenue for a portion of the total contract price due and billable upon shipment, with the remainder recognized when it becomes due, which is generally upon acceptance. The company recognizes all other product sales with customer acceptance provisions upon final customer acceptance. The company recognizes revenue from the sale of spare parts upon shipment. Revenue from service contracts is recognized over the life of the contract. Revenue is reported net of sales commissions.

Inventories. Inventories are stated at the lower of standard cost, which approximates actual cost determined on a first-in, first-out basis, or market. Inventories are recorded net of allowances for unsalable or obsolete raw materials, work-in-process and finished goods. We evaluate on a quarterly basis the status of our inventory to ensure the amount recorded in our financial statements reflects the lower of our cost or the value we expect to receive when we sell the inventory. This estimate is based on several factors, including the condition and salability of our inventory and the forecasted demand for the particular products incorporating these components. Based on current backlog and expected orders, we forecast the upcoming usage of current stock. We record reserves for obsolete and slow-moving parts ranging from 0% for active parts with sufficient forecasted demand up to 100% for excess parts with insufficient demand or obsolete parts. Amounts in work-in-process and finished goods inventory typically relate to firm orders and, therefore, are not subject to obsolescence risk.

Impairment of Long-lived Assets. The company reviews its long-lived assets, including property, equipment and intangibles, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset.

Contingencies and Litigation. The company makes an assessment of the probability of an adverse judgment resulting from current and threatened litigation. The company accrues the cost of an adverse judgment if, in management’s estimation, an adverse settlement is probable and management can reasonably estimate the ultimate cost of such litigation. The company has made no such accruals as of March 31, 2005.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risk stemming from changes in foreign exchange rates, interest rates and prices of inventory purchased for assembly into finished products. Changes in these factors could cause fluctuations in earnings and cash flows. In the normal course of business, exposure to interest rates is managed by fixing the interest rates on our long-term debt whenever possible. We do not generally enter into long-term purchase contracts, but instead purchases inventory to fill specific sales contracts thereby minimizing risks with respect to inventory price fluctuations.

In management’s opinion, as the currencies of Western Europe and the UK are generally stable, there is no significant exposure to losses due to currency fluctuations. However, because the Yen has not been stable over the past several years, we do enter into forward sales contracts equal to the future amount of Yen to be received at the time the order is accepted. These hedging transactions are on an order by order basis and at no time are they speculative in nature. As of March 31, 2005, we had no open positions.

Recent Developments

On April 12, 2005, pursuant to a Securities Purchase Agreement, we sold 7,000 shares of Series A Convertible Preferred Stock and warrants to purchase 3,500,000 shares of our common stock in a private placement to accredited investors. The aggregate purchase price for this transaction was $7,000,000. Each share of the Series A Convertible Preferred Stock issued is convertible into 1,000 shares of unregistered common stock. The warrants for the purchase of up to 3.5 million shares of common stock are exercisable at $1.60 per share for a period of five years.

The issuance of these securities was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act, as a sale not involving a public offering. We obtained shareholder approval to increase our company’s authorized common stock and file the Certificate of Amendment of our Articles of Incorporation at our annual meeting of shareholders on May 26, 2005. On May 27, 2005, the preferred shares automatically converted into 7,000,000 shares of our common stock upon filing of a Certificate of Amendment to our Articles of Incorporation.

Until each holder owns less than 20% of the conversion shares, we must obtain the consent of holders of majority interests in the conversion shares before taking various actions, including reverse or forward stock splits and reclassification of our common stock. Until October 12, 2005, the holders of the conversion shares have a right to participate in our subsequent financings. Until June 12, 2005, neither the company nor any of its subsidiaries may issue shares of common stock or common stock equivalents. So long as any purchaser of preferred shares owns any of our securities, the company may not engage in any financing involving a variable rate or most favored nation transactions. For twelve months after the registration statement of which this prospectus is a part is declared effective, the holders of the conversion shares are entitled to an anti-dilution protection that reduces the conversion price to the lowest price at which such securities are offered to another purchaser. During that period, in the event of a sale of our common stock or common stock equivalents at a price lower than the conversion price, the conversion price shall be reduced to the subsequent sale price and holders of the conversion shares are entitled to receive additional common stock reflecting the reduction in price.

We agreed to file with the Commission a shelf registration statement covering the resale of the conversion shares and shares of our common stock issuable upon exercise of the warrants by June 11, 2005. We also agreed to use our reasonable best efforts to cause the registration statement to be declared effective by August 10, 2005 (or September 9, 2005 in the event of a full review by the Commission). We are required to make certain payments to the holders of the conversion shares and the warrants if the registration statement is not declared effective by this date or if the shelf registration statement is otherwise unavailable for the resale of the securities. The registration statement of which this prospectus is a part was filed in order to satisfy such requirement.

The company used the net proceeds of the sale of preferred shares to reduce certain long term debt, repay principal and interest of outstanding notes and for financing working capital. The company expects to use a portion of the proceeds to fund its growth plan and to better secure and deliver large orders, as well as offer units for demonstration and marketing purposes with larger Microdisplay and LCD OEMs which will increase expenditures beyond current levels. For more details on the use of the proceeds from the sale of Series A Convertible Preferred

Stock, see Note J to our consolidated financial statements for quarter ended March 31, 2005, included elsewhere in this prospectus.

The following is our condensed consolidated balance sheet as of April 30, 2005, March 31, 2005 and December 31, 2004 (in thousands):

	April 30, 2005 (Unaudited)	March 31, 2005 (Unaudited)	December 31, 2004
	(in thousands)
ASSETS
Cash	$4,770	$24	$191
Other current assets	424	35	43
Other assets	151	838	638
TOTAL ASSETS	5,345	897	872

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities	558	2,949	2,484
Long term debt	628	2,369	2,355
Stockholders’ equity (deficit)	4,159	(4,421)	(3,967)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$5,345	$897	$872

DESCRIPTION OF PROPERTY

Description of Property

Our headquarters are located in a facility in Farmington Hills, Michigan. Effective April 1, 2002, the company entered into a lease agreement whereby it moved into a smaller space, 5,000 square feet, in exchange for a reduced lease rate. The facility currently houses all of our executive offices and operations. The lease is on a month-to-month basis, and the monthly rent is currently approximately $7,123.

Some of our computers, office and other equipment are subject to security interests granted in connection with our sales of notes from 2001 through 2004, of which only Class 3 convertible notes currently remain unpaid and outstanding.

Investment Policies

We do not have specific limitations on the percentage of our assets that may be invested in any one investment. There is no specific shareholder vote requirement regarding changes in this policy. Generally, we acquire assets primarily for operating purposes and not for capital gains or income per se.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Maxco, Inc., a significant shareholder in the company, had advanced the company $138,855 in 2001 to permit the company to meet certain of its obligations. This loan was evidenced by a written document and provided for interest at the rate of prime plus 0.5%. The company repaid this obligation to Maxco in April 2005.

Additionally, Maxco provides consulting services to the company. These services include assistance with financial statement preparation, compliance with governmental filing requirements, and assistance with certain financing arrangements. The company and Maxco agreed on terms for payment to Maxco for these services. The

Board of Directors has determined that these services for the six months ended March 31, 2005 would be satisfied by the issuance of 42,000 shares of unregistered stock in the company. The amounts charged to operations in the fourth quarter of 2004 and the first quarter of 2005 for this compensation amounted to $33,000 and $37,000, respectively, and were based on the average closing price of the our common stock over those periods. The company issued such 42,000 shares of common stock on April 20, 2005. Effective April 1, 2005, we commenced paying Maxco $8,750 per month for each month such services are rendered.

Certain of our officers, directors and shareholders holding 5% or greater interest in the company were participants in the company’s Note and Warrant Purchase Agreement, as amended. These parties have loaned money to the company in return for promissory notes and warrants to purchase the company’s common stock. The exercise prices for the warrants were set by the Board of Directors based on the market price for the company’s stock at the date of issuance. Certain Class 1 notes holders agreed to exchange their notes for Class 3 convertible notes, which had an extended maturity date and are convertible into the company’s common stock. The conversion prices were set at a discount to the market at the date of issuance. Pursuant to the provisions of the Note and Warrant Purchase Agreement as amended, the exercise price of the warrants and the conversion price of the notes have been adjusted to $1.00 due to the recent sale of our Series A Convertible Preferred Stock. The terms of the above-referenced transactions with our officers, directors and principal shareholders are the same as the other participants in the Note and Warrant Purchase Agreement, and the company believes that they are as favorable as could be obtained from outside sources.

As of the date of this prospectus, except for P. Robert Klonoff, all of our officers, directors and principal shareholders holding notes and warrants pursuant to the Note and Warrant Purchase Agreement have converted and exercised their securities into our common stock. Further information about these shareholders can be found in the “Selling Shareholders” section of this prospectus. P. Robert Klonoff participated in the Note and Warrant Purchase Agreement and purchased our Class 3 convertible notes in the aggregate amount of $55,000, of which $25,000 were purchased on behalf of a trust, of which Mr. Klonoff is a sole trustee, and $30,000 for Dale R. Kehoe for whom Mr. Klonoff holds power of attorney.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is traded on the Over the Counter Bulletin Board (OTCBB) under the symbol INVI. As of June 8, 2005, there were approximately 366 shareholders of record. There are approximately 79 securities dealers included in the number of record holders, who represent an unknown number of beneficial ownership positions.

Our common stock was moved to the OTCBB effective with its delisting from the Nasdaq SmallCap Market with the open of business on August 16, 2001. We were informed by Nasdaq that the delisting was decided by the Nasdaq Listing Qualifications panel which approved the Nasdaq’s staff decision to delist the stock due to its failure to maintain a minimum bid price of $1.00 for 30 consecutive trading days as required by Marketplace Rule 4450(a)(5) for continued listing. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the counter (OTC) equity securities. OTCBB securities include national, regional, and foreign equity issues, warrants, units, American Depositary Receipts (ADRs), and Direct Participation Programs (DPPs) and are traded by a community of registered market makers that enter quotes and trade reports.

Information on the current quotes on our common stock, which will continue to use the ticker symbol INVI, are available at the OTCBB’s website, http://www.otcbb.com and most financial information portals, such as that provided at http://finance.yahoo.com or http://quote.bloomberg.com. Integral Vision will continue to provide information through filings with the Commission as required for continued listing on the OTCBB. These filings can be found at the Commission’s website at www.sec.gov.

The table below shows the high and low sales prices for our common stock for each quarter in the past two years. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low sales prices for our common stock from April 1, 2005 through June 6, 2005 were $2.06 and $1.35 per share, respectively. The closing sales price for our common stock on June 8, 2005 was $1.60 per share.

Quarter Ended	High	Low
March 31, 2005	$1.75	$1.60
December 30, 2004	$2.44	$2.20
September 30, 2004	$1.15	$1.11
June 30, 2004	$2.05	$1.75
March 31, 2004	$2.37	$2.20
December 31, 2003	$0.40	$0.34
September 30, 2003	$0.21	$0.21
June 30, 2003	$0.17	$0.17
March 31, 2003	$0.25	$0.25

The market for securities of small market-capitalization companies has been highly volatile in recent years, often for reasons unrelated to a company’s results of operations. Our Management believes that factors such as quarterly fluctuations in financial results, failure of new products to develop as expected, sales of common stock by existing shareholders, and substantial product orders may contribute to the volatility of the price of our common stock. General economic trends such as recessionary cycles and changing interest rates may also adversely affect the market price of our common stock.

Dividend Policy

No cash dividends on our common stock have been paid during any period. We expect to retain earnings, if any, to finance the expansion and development of business.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors consists of Max A. Coon and Vincent Shunsky. Messrs. Coon and Shunsky are officers of Integral Vision. They are also officers and directors of Maxco, Inc., are paid by Maxco, Inc. and receive no compensation from us.

Overview and Philosophy. The committee is responsible for developing and making recommendations to the Board with respect to our executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of our other executive officers.

The objectives of our executive compensation program are to:

•	support the achievement of desired company performance;
•	provide compensation that will attract and retain superior talent and reward performance;
•	align the executive officers’ interests with the success of the company by making payout dependent upon corporate performance and offering incentives in the form of stock options.

The executive compensation program provides an overall level of compensation opportunity that is competitive with companies of comparable size and complexity. The Compensation Committee will use its discretion to set executive compensation where, in its judgment, external, internal or an individual’s circumstances warrant it.

Executive Officer Compensation Program. Our executive officer compensation program is comprised of base salary, long-term incentive compensation in the form of stock options, and various benefits, including medical and deferred compensation plans, generally available to our employees.

Base Salary. Base salary levels for our executive officers are competitively set relative to other comparable companies. In determining salaries the committee also takes into account individual experience and performance. Due to our circumstances, base salary levels for certain of our executive officers were unchanged from the prior year.

Stock Option Program. The stock option program is our long-term incentive plan for executive officers and key employees. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in our common stock.

In May 2004 a stock option plan allowing the issuance of options on up to 1,000,000 shares of Integral Vision common stock was approved by our shareholders. This stock option plan provides for the grant of both options intended to qualify as “incentive stock options” within the meaning of Section 422A of the Internal Revenue Code and nonstatutory stock options which do not qualify for such treatment.

The stock option plan authorizes a committee of directors to award executive and key employee stock options, as well as options to directors and nonemployees who are in a position to materially benefit the company. Generally, stock options are granted at an option price equal to the fair market value of our common stock on the date of grant, vest over one year, have ten-year terms and can have other exercise restrictions established by the committee.

Stock option plans, each authorizing options on 500,000 shares of our common stock on substantially the same terms, were approved by our shareholders in 1999 and 1995.

Deferred Compensation. Effective July 1, 1986, we adopted a 401(k) Employee Savings Plan. The 401(k) is a “cash or deferred” plan under which employees may elect to contribute a certain portion of their compensation which they would otherwise be eligible to receive in cash. We have agreed to make a matching contribution of 20% of the employees’ contributions of up to 6% of their compensation. In addition, we may make a profit sharing contribution at the discretion of the Board. All of our full time employees who have completed six months of service are eligible to participate in the plan. Participants are immediately 100% vested in all contributions. The plan does not contain an established termination date and it is not anticipated that it will be terminated at any time in the foreseeable future.

Benefits. We provide medical benefits to the executive officers that are generally available to our other employees. In addition, executive officers may be provided with other benefits, such as life insurance and automobiles. The amount of perquisites, as determined in accordance with the rules of the Commission relating to executive compensation, did not exceed 10% of salary for any executive officer for fiscal 2004.

Summary Compensation Table. The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and our four other most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	All Other Compensation (1) ($)
Charles J. Drake	2004	160,000	0	0	0
Chief Executive Officer	2003	160,000	0	0	0
	2002	160,000	0	0	0
Mark R. Doede	2004	120,000	30,000	60,000	0
President and	2003	120,000	0	40,000	0
Chief Operating Officer	2002	120,000	0	50,000	0

Arthur D. Harmala	2004	100,000	0	0	1,324
Vice President of Marketing	2003	94,585	0	40,000	1,077
	2002	100,000	0	50,000	1,109
Andrew Blowers	2004	117,000	37,500	55,000	1,050
Chief Technical Officer	2003	90,000	60,000	40,000	1,800
	2002	90,000	41,000	55,000	1,568
Mark A. Michniewicz	2004	117,000	15,000	25,000	1,760
Vice President of Engineering	2003	97,750	0	25,000	1,173
	2002	97,750	0	55,000	1,268
(1)	Compensation in this category represents the company’s 20% match of employee deferrals of currently earned income into the 401(k) Employee Savings Plan.

Options

The following tables summarize option grants during 2004 to the executive officers named in the Summary Compensation Table above, and the potential realizable value of such options at assumed rates of appreciation.

Option Grants During 2004

	Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Charles J. Drake	0	0.0%	$0	–	0	0
Mark R. Doede	30,000	13.4%	$1.71	05/24/14	83,562	133,059
Mark R. Doede	30,000	13.4%	$1.03	08/23/14	50,333	80,147
Arthur D. Harmala	0	0.0%	$0	–	0	0
Andrew Blowers	25,000	11.2%	$1.71	05/24/14	69,635	110,882
Andrew Blowers	30,000	13.4%	$1.03	08/23/14	50,333	80,147
Mark A. Michniewicz	25,000	11.2%	$1.71	05/24/14	69,635	110,882

The following table provides information on stock options exercised in 2004 by each of the executive officers named in the Summary Compensation Table above and the value of such officers’ unexercised options at December 31, 2004.

Aggregate Option Exercises and 2004-End Option Values

	Option Exercises		Number of Securities Underlying Unexercised Options at FY-End (#)			Value of Unexercised In-the-Money Options at FY-End
Name	Shares Acquired	Value Realized	Exercisable	/	Unexercisable	Exercisable	/	Unexercisable
Charles J. Drake	0	$0	0	/	0	$0	/	$0
Mark R. Doede	50,000	$118,000	258,000	/	60,000	$134,900	/	$2,400
Arthur D. Harmala	70,000	$120,100	118,000	/	0	$58,750	/	$0
Andrew Blowers	55,000	$102,250	85,000	/	55,000	$68,175	/	$2,400
Mark A. Michniewicz	0	$0	134,500	/	25,000	$109,550	/	$0

Compensation of Directors

William B. Wallace earns $200 per meeting and $800 per month for his responsibilities as the Audit Committee Chairperson. None of our other directors receive any fees for acting as directors.

Employment Agreements

There are no agreements with our executive officers providing for a compensatory plan or arrangement in the event of termination or change of control of the company.

LEGAL MATTERS

The validity of the shares being offered will be passed upon for us by Warren Cameron Asciutto & Blackmer, P.C., 2161 Commons Parkway, Okemos, Michigan 48864. J. Michael Warren, the president of the law firm, and three other persons associated with the law firm, are selling shareholders who own securities offered through this prospectus. For more information please see the “Selling Shareholders” section included elsewhere in this prospectus.

EXPERTS

The consolidated financial statements of Integral Vision for the years ended December 31, 2004 and 2003 attached to and incorporated by reference in this registration statement have been audited by Rehmann Robson, independent registered certified public accountants. In connection with the audits for fiscal years 2004 and 2003, Rehmann Robson prepared a report (which contains an explanatory paragraph regarding our ability to continue as a going concern) dated March 11, 2005, appearing elsewhere herein. The consolidated financial statements for the years ended December 31, 2004 and 2003 are attached to and incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Integral Vision, Inc. for the year ended December 31, 2002, have been included and incorporated by reference herein and in the registration statement in reliance upon the report of Moore Stephens Doeren Mayhew PC, independent certified public accountants, appearing elsewhere and incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report of Moore Stephens Doeren Mayhew PC covering the December 31, 2002, consolidated financial statements contains an explanatory paragraph that states that the company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The unaudited condensed consolidated financial statements of Integral Vision for the quarter ended March 31, 2005 are attached to and incorporated by reference in this registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, information statements and other information with the Commission under the Exchange Act. You may read and copy this information, for a copying fee, at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. Our filings with the Commission are also available to the public from commercial document retrieval services, and at the web site maintained by the Commission at http://www.sec.gov.

Our Internet address is http://www.iv-usa.com. We have made available, through a link to the NASDAQ Web site, electronic copies of the materials we file with the SEC (including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% shareholders and amendments to those reports). To receive paper copies of our SEC materials, please contact us by U.S. mail, telephone, facsimile or electronic mail at the following address:

Integral Vision, Inc.

Attn: Investor Relations

38700 Grand River Avenue

Farmington Hills, MI 48335

Telephone: (248) 471-2660

Facsimile: (248) 615-2972

Electronic mail: cdrake@iv-usa.com

We have filed a registration statement on Form SB-2 under the Securities Act, with respect to the securities offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission and statements contained in this prospectus concerning provisions of any document are not necessarily complete. For further information about Integral Vision and the common stock offered under this prospectus, you should read the registration statement and the exhibits filed as a part thereof, which may be found at the locations and website referred to above.

Documents Incorporated By Reference

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we are disclosing important information to you without restating the information in this document. Instead we are referring you to the documents listed below, and you should consider those documents to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus and the documents listed below.

We incorporate by reference into this prospectus the documents listed below and all documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 and 15 (d) of the Exchange Act, including exhibits, until this offering is terminated:

•	our annual reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002;
•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005;
•	our current reports on Form 8-K filed March 18, 2003, March 24, 2003, March 30, 2005 and April 14, 2005; and
•

the description of the company’s securities included in its registration statement pursuant to Section 12(g) of the Exchange Act, SEC File No. 01-12728, as amended by the company’s registration statement on Form S-3, dated May 24, 1994, Registration No. 33-77346.

Upon request, we will provide to each person, including the beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference herein.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Integral Vision, Inc.

Farmington Hills, Michigan

We have audited the accompanying consolidated balance sheets of Integral Vision, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years then ended. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedules for 2004 and 2003 as listed in the accompanying index at Item 15(a). These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (U.S.) Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Integral Vision, Inc. and subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedules for 2004 and 2003, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements and the financial statement schedules have been prepared assuming the Company will continue as a going concern. As described in Note N to the consolidated financial statements, the Company is sustaining recurring losses from operations and is having difficulties generating sufficient cash flow to meet its obligations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note N. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Rehmann Robson
Troy, Michigan March 11, 2005

Report of Independent Auditors

To the Board of Directors and Stockholders

Integral Vision, Inc.

Farmington Hills, MI

We have audited the accompanying consolidated statements of operations, stockholders’ equity (deficit) and cash flows of Integral Vision, Inc. and Subsidiary for the year ended December 31, 2002. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedule for 2002 as listed in the accompanying index at ITEM 15(a). These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of their operations and their cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule for 2002, when considered in relation to the basic consolidated financial statements taken as a whole presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements and the financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note N to the consolidated financial statements, the Company is suffering recurring losses from operations and its difficulties in generating sufficient cash flow to meet its obligations raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note N. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Moore Stephens Doeren Mayhew
Troy, Michigan March 19, 2003

Consolidated Balance Sheets

Integral Vision, Inc. and Subsidiary

	December 31
	2004	2003
	(in thousands)
Assets
Current assets
Cash	$191	$42
Accounts receivable, less allowance of $2,000 ($166,000 in 2003)	45	14
Inventories - Note A	401	168
Other current assets	43	48
Total current assets	680	272

Property and equipment
Leasehold Improvements	43	43
Production and engineering equipment	134	110
Furniture and fixtures	62	64
Vehicles	18	18
Computer equipment	135	160
	392	395
Less accumulated depreciation	371	368
Net property and equipment	21	27

Other assets
Capitalized computer software development costs, less accumulated amortization of $7,666,000 ($7,495,000 in 2003) - Notes A, C, J, and K	151	323
Patents, less accumulated amortization of $457,000 ($428,000 in 2003) - Notes A and C	20	45
	171	368
	$872	$667

Liabilities and Stockholders’ Deficit
Current liabilities
Notes payable - Note C	$1,313	$1,171
Accounts payable	221	412
Current maturities of long-term debt - Note C	–	666
Accrued compensation and related costs - Note L	283	282
Accrued state income taxes - Note B	95	166
Accrued interest - Note C	345	403
Other accrued liabilities	227	64
Total current liabilities	2,484	3,164

Long-term debt, less current maturities and original issue discount -
Note C	2,355	1,425
Total Liabilities	4,839	4,589

Stockholders’ deficit
Preferred stock, 400,000 shares authorized; none issued	–	–
Common stock, without par value, stated value $.20 per share; 31,000,000 shares authorized;
14,877,638 shares issued and outstanding (9,429,901 in 2003) - Note H	2,976	1,886
Additional paid-in capital - Note C	33,018	31,694
Accumulated deficit	(39,961)	(37,502)
Total stockholders’ deficit	(3,967)	(3,922)
	$872	$667

See accompanying notes

Consolidated Statements of Operations

Integral Vision, Inc. and Subsidiary

	Year ended December 31
	2004	2003	2002
	(in thousands, except per share data)
Net revenues	$1,542	$641	$1,579
Costs of revenues:
Direct costs of revenues – Note K	1,115	341	770
Depreciation and amortization – Notes J & K	215	263	407
Total costs of revenues	1,330	604	1,177
Gross margin – Note A	212	37	402
Other costs and expenses:
Marketing	261	223	557
General and administrative – Note L	1,195	802	1,054
Engineering and development	909	663	852
Total other costs and expenses	2,365	1,688	2,463

Operating loss	(2,153)	(1,651)	(2,061)
(Loss) gain on sales of assets – Note J	–	(7)	150
Other income – Note B	129	89	59
Interest income – Notes B & L	–	–	11
Interest expense – Note C	(436)	(370)	(251)
Foreign currency translation gain (loss) – Note O	1	2	(201)
Loss from operations before income taxes	(2,459)	(1,937)	(2,293)
Credit for income taxes – Note D	–	–	90
Net loss	$(2,459)	$(1,937)	$(2,203)

Basic and diluted loss per share:
Net loss	$(0.18)	$(0.21)	$(0.23)
Weighted average number of shares of common stock and common stock equivalents outstanding	13,435	9,430	9,430

See accompanying notes

Consolidated Statements of Stockholders’ Deficit

Integral Vision, Inc. and Subsidiary

	Number of Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Officer Notes	Accumulated Other Comprehensive Income(Loss)	Total
	(in thousands, except number of common shares outstanding)
Balances at January 1, 2002	9,429,901	$1,886	$31,265	$(33,362)	$(250)	$(211)	$(672)
Net loss for the year				(2,203)			(2,203)
Translation adjustments						211	211
Comprehensive loss							(1,992)
Net officer note reductions					250		250
Issuance of warrants			111				111
Balances at December 31, 2002	9,429,901	1,886	31,376	(35,565)	–	–	(4,295)
Net loss for the year				(1,937)			(1,937)
Comprehensive loss							(1,937)
Issuance of warrants			318				318
Balances at December 31, 2003	9,429,901	$1,886	$31,694	$(37,502)	$–	$–	$(3,922)
Net loss for the year				(2,459)			(2,459)
Comprehensive loss							(2,459)
Warrants exercised	4,000,737	800	82				882
Stock options exercised	224,000	45	(17)				28
Restricted shares issued	1,223,000	245	1,259				1,504
Balances at December 31, 2004	14,877,638	$2,976	$33,018	$(39,961)	$–	$–	$(3,967)

See accompanying notes

Consolidated Statements of Cash Flows

Integral Vision, Inc. and Subsidiary

	Year Ended December 31
	2004	2003	2002
	(in thousands)
Operating Activities
Net loss	$(2,459)	$(1,937)	$(2,203)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	21	32	145
Amortization	276	333	417
Net loss (gain) on disposal of assets	–	7	(150)
Value assigned to warrants issued in connection with Class 2 Notes	–	–	11
Changes in operating assets and liabilities:
Accounts receivable	(31)	139	179
Inventories	(233)	160	(120)
Other	5	33	331
Accounts payable and other current liabilities	229	(292)	(141)
Net cash used in operating activities	(2,192)	(1,525)	(1,531)

Investing Activities
Sale of property and equipment	–	–	55
Purchase of property and equipment	(15)	(7)	(43)
Proceeds from sale of disc inspection technology	–	–	100
Other	(2)	(4)	(7)
Net cash (used in) provided by investing activities	(17)	(11)	105

Financing Activities
Proceeds from sale of Class 2 Notes	775	920	907
Repayments on Class 2 Notes	(290)	(254)	(396)
Proceeds from sale of Class 3 Notes	478	–	–
Repayments on long term notes	(137)	–	–
Repayments on short term notes	–	(70)	–
Proceeds from short term note receivable	–	–	70
Issuance of restricted common stock	1,504	–	–
Proceeds from exercise of stock options	28	–	–
Proceeds from sales of debentures, net of discount	–	583	490
Proceeds from sales of warrants in connection with Class 1 Notes	–	318	100
Net cash provided by financing activities	2,358	1,497	1,171
Effect of exchange rate changes on cash	–	–	211
Increase (decrease) in cash	149	(39)	(44)
Cash at beginning of year	42	81	125
Cash at end of year	$191	$42	$81

See accompanying notes

Notes to Consolidated Financial Statements

Integral Vision, Inc. and Subsidiary

Note A - Significant Accounting Policies

Nature of Business

Integral Vision, Inc. (or the “Company”) develops, manufactures and markets microprocessor-based process monitoring and control systems for use in industrial manufacturing environments. The principle application for the Company’s products is optical display inspection (“machine vision products”). The Company’s product offerings include LCI-Professional, SharpEye, ChromaSee, and Lifetime Tester. The Company’s products are generally sold as capital goods. Depending on the application, machine vision systems have an indefinite life. Machine vision applications are more likely to require replacement due to possible technological obsolescence rather than physical wear.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its 100% owned subsidiary: Integral Vision LTD, United Kingdom. Upon consolidation, all significant intercompany accounts and transactions are eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Translation of Foreign Currencies

The consolidated financial statements of Integral Vision LTD were translated into United States dollar equivalents at exchange rates as follows: balance sheet accounts at year-end rates; income statement accounts at average exchange rates for the year. Transaction gains and losses are reflected in net earnings and are not significant.

Accounts Receivable

Trade accounts receivable primarily represent amounts due from equipment manufacturers and end-users in North America, Asia and Europe. The Company maintains an allowance for the inability of our customers to make required payments. These estimates are based on historical data, the length of time the receivables are past due and other known factors.

Major Customers

The nature of the Company’s product offerings may produce sales to one or a small number of customers in excess of 10% of total sales in any one year. It is possible that the specific customers reaching this threshold may change from year to year. Loss of any one of these customers could have a material impact on the Company’s results of operations. For 2004, sales to one customer represented 80% of consolidated net sales. There were no amounts due from this customer at December 31, 2004. For 2003, sales to three certain customers represented 63%, 14%, and 11% of consolidated net sales, respectively. There were no amounts due from these customers at December 31, 2003. For 2002, sales to two customers represented 13.2%, and 13.7% of consolidated net sales, respectively.

Inventories

Inventories are stated at the lower of first-in, first-out (“FIFO”) cost or market. Cost is computed using currently adjusted standards which approximates actual costs on a FIFO basis. The Company assesses the recoverability of all inventory to determine whether adjustments for impairment are required. At December 31, inventories consisted of the following amounts (net of obsolescence reserves of $354,000 in 2004 and $671,000 in 2003):

	2004	2003
	(in thousands)
Raw materials	$149	$70
Work in process	183	48
Finished goods	69	50
	$401	$168

Management periodically performs an analysis of the Company’s inventory to determine if its cost exceeds estimated net realizable value. Over the last several years, given the market conditions and the direction of the Company, management discontinued certain product lines and attempted to liquidate the remaining inventory related to those product lines.

Property and Equipment

Property and equipment is stated on the basis of cost. Expenditures for normal repairs and maintenance are charged to operations as incurred.

Depreciation is computed by the straight-line method based on the estimated useful lives of the assets (buildings-40 years, other property and equipment-3 to 10 years).

Impairment of Long-lived Assets

The Company reviews its long-lived assets, including property, equipment and intangibles, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset.

Capitalized Computer Software Development Costs

Computer software development costs are capitalized after the establishment of technological feasibility of the related technology. These costs are amortized following general release of products based on current and estimated future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product (not to exceed 5 years). Management continually reviews the net realizable value of capitalized software costs. At the time that a determination is made that capitalized software amounts exceed the estimated net realizable value of amounts capitalized, any amounts in excess of the estimated realizable amounts are written off.

Total software development costs incurred internally by the Company were $909,000, $663,000, and $852,000 in 2004, 2003 and 2002 respectively. Amortization of the capitalized costs amounted to $172,000, $193,000, and $194,000 in 2004, 2003, and 2002, respectively.

Patents

Total patent costs incurred and capitalized by the Company were $4,000, $2,000, and $7,000 in 2004, 2003 and 2002, respectively. Patents are stated at cost less accumulated amortization. Amortization of the patents amounted to $30,000, $46,000, and $178,000 in 2004, 2003, and 2002, respectively. These costs are amortized on a straight-line basis over the estimated useful lives of the assets (not to exceed 5 years).

Revenue Recognition

The Company recognizes revenue in accordance with SOP 97-2, Software Revenue Recognition and Staff Accounting Bulletin No. 101 (“SAB 101”), Revenue Recognition in Financial Statements. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

The Company accounts for certain product sales of its flat panel display inspection systems as multiple-element arrangements. If specific customer acceptance requirements are met, the Company recognizes revenue for a portion of the total contract price due and billable upon shipment, with the remainder recognized when it becomes due (generally upon acceptance). The Company recognizes all other product sales with customer acceptance provisions upon final customer acceptance. The Company recognizes revenue from the sale of spare parts upon shipment. Revenue from service contracts is recognized over the life of the contract. Revenue is reported net of sales commissions.

Concentrations of Credit and Other Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. A significant portion of the Company’s customers are located in Asia, primarily Japan, Taiwan, and Korea, and in Europe. Therefore, the Company’s sales to these customers may be adversely affected by the overall health of their national economies, including the effects of currency exchange rate fluctuations and political risks. The Company generally does not require collateral for most of its trade accounts receivable. For sales to some of its customers in certain geographic regions, the Company requires letters of credit. Substantially all of the Company’s revenue is invoiced in U.S. dollars. The Company believes its credit evaluation and monitoring mitigates its credit risk.

Advertising

Advertising costs are expensed as incurred. Advertising costs were approximately $0, $13,000, and $75,000 in 2004, 2003, and 2002, respectively.

Income Taxes

The Company accounts for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes (“FAS 109”), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that will be in effect when differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for net deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit, or future deductibility is uncertain. All deferred tax assets are offset by a valuation allowance.

Fair Value Disclosure

The carrying amounts of certain financial instruments such as cash, accounts receivable, accounts payable and long-term debt approximate their fair values. The fair value of the long-term financial instruments is estimated using discounted cash flow analysis and the Company’s current incremental borrowing rates for similar types of arrangements.

Comprehensive Income

The Company displays comprehensive income in the Consolidated Statements of Stockholders’ Deficit. At

January 1, 2002, accumulated other comprehensive loss consisted of unrealized loss resulting from foreign currency translation adjustments. The accumulated unrealized losses from foreign currency translation adjustments were recognized in 2002.

Stock Options

The Company has elected to follow APB No. 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company has elected to adopt only the disclosure provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” Pro forma information regarding net income and earnings per share is required by FAS 123 and has been determined as if the Company had accounted for its employee stock options granted subsequent to September 30, 1995 under the fair value method of FAS 123 (see Note H and “Recently Issued Accounting Standards” below).

Reclassifications

Certain amounts have been reclassified in prior periods’ presentations to conform to the current year’s presentation.

Contingencies and Litigation

The Company makes an assessment of the probability of an adverse judgment resulting from current and threatened litigation. The Company accrues the cost of an adverse judgment if, in management’s estimation, an adverse settlement is probable and management can reasonably estimate the ultimate cost of such litigation. The Company has made no such accruals at December 31, 2004.

Recently Issued Accounting Standards

In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 151 Inventory Costs, an Amendment of ARB No. 43, Chapter 4. SFAS 151 amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) be recognized as current period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not believe that the adoption of SFAS 151 will have a material impact on its results of operations or financial position.

In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment, (SFAS 123R). SFAS 123R addresses the accounting for share-based payments to employees, including grants of employee stock options. Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. Instead, the Company will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of income. SFAS 123R will be effective for periods beginning after June 15, 2005 and allows, but does not require, the Company to restate the full fiscal year of 2005 to reflect the impact of expensing share-based payments under SFAS 123R. The Company has not yet determined which fair-value method and transitional provision it will follow. However, the Company expects that the adoption of SFAS123R will not have a significant impact on its results of operations nor does it expect that the adoption of SFAS 123R will impact its overall financial position. See Note 8 for the proforma impact on net income and net income per share from calculating stock-based compensation costs under the fair value alternative of SFAS 123. However, the calculation of compensation cost for share-based payment transactions after the effective date of SFAS 123R may be different from the calculation of compensation cost under SFAS 123, but such differences have not yet been quantified.

In December 2004, the FASB issued SFAS 153 Exchanges of Nonmonetary Assets, and Amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB Opinion No. 29, however, included certain exceptions to the principle. SFAS 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. The Company does not believe that the adoption of SFAS 153 will have a material impact on its results of operations or financial position.

Note B – Sale of Welding Controls Division

The Company incurred both Federal and State income tax liabilities as a result of the sale of the assets of it Welding Controls division in 1999. The Company incurred a Michigan Single Business Tax (SBT) liability of approximately $120,000 for the 1999 tax year as a result of the transaction. At December 31, 2004, this liability was not yet paid in full and was included in accrued state income taxes in the consolidated balance sheet. Including interest and penalties, approximately $95,000 was outstanding at December 31, 2004 for this obligation, which is included in accrued state income taxes in the consolidated balance sheet. The Company is making monthly payments of approximately $6,300 to the taxing authority.

The buyer also assumed a liability to Square D in the amount of $1.8 million in accordance with the purchase agreement. This liability resulted from the settlement of patent litigation in 1994. The settlement required payments of $300,000 per year for ten years. In the event the buyer fails to make the required payments, Integral Vision may be obligated for those amounts due. As of December 31, 2004, no notifications have been made that the Company is obligated for any payments not made. The final payment is due in October 2005.

Note C - Long-Term Debt and Other Financing Arrangements

At December 31, 2004, under the terms of the Company’s Note and Warrant Purchase agreement, as amended, the Company could issue up to $5.5 million of senior debentures, which consists of Class 1, Class 2, and Class 3 Notes which are secured by all intellectual property of the Company. Class 2 Notes are working capital notes, are secured by accounts receivable of the Company, and are subordinated to the Class 1 Notes issued prior to April 16, 2002. In September 2003, the holders of all of the then outstanding Class 2 Notes agreed to modify the maturity dates of those Notes to April 30, 2004. In December 2003, certain of the Class 2 Notes were amended to have maturity dates of May 31, 2004. The purchasers of the Class 2 Notes receive warrants for the purchase of the Company’s common stock when the Note is repaid. Class 2 Warrants entitle the holder to purchase one share of Common Stock for each $1 in value of the Class 2 Note multiplied by a fraction, the numerator of which is the number of days such Class 2 note is outstanding and the denominator of which is 365. The price of these shares shall be approximately 150% of the recent fair value of the Common Stock as of the date of the issuance of the Class 2 Note. Based on their respective maturity dates, the number of common shares that could be purchased with Class 2 warrants as of December 31, 2004 is estimated to be 1,448,580. In August 2003, the holders of those Notes agreed to a modification to the Note and Warrant Purchase Agreement that created a new Class 3 Note which is convertible into Integral Vision, Inc. common stock at a conversion rate set by the Company’s board of directors at the date of issuance. Class 1 Notes issued have maturities of up to four years, an interest rate of 10%, and the purchasers of the Notes receive warrants for the purchase of the Company’s common stock. The value assigned to warrants is included in additional paid-in capital and the discount is amortized over the life of the note. Additionally, the directors will determine the conversion rate at the date of issuance, subject to change in the event additional shares are issued in the future. In March 2004, the holders of the Class 1 and Class 2 Notes agreed to an additional modification to the Note and Warrant

Purchase Agreement that increased the maximum amount of the Notes outstanding to $5.5 million. The maturity date on substantially all of the then outstanding Class 2 Notes was extended to December 31, 2005. The amended Note and Warrant Purchase Agreement provides that, as a result of the Company’s shareholders’ approval of management’s proposal to increase the Company’s authorized stock to 31,000,000 shares at the Company’s annual meeting of its shareholders that was held on May 6, 2004, the following has occurred:

•

The accrued interest on outstanding Class 1 Notes as of December 31, 2003 in the amount of approximately $331,000 has been exchanged for new Class 3 Notes due July 3, 2006 with interest at 8% payable semi-annually beginning April 1, 2005 and convertible into shares of the Company’s common stock at $0.75 per share.

•	The initial interest payment due on Class 1 Notes for interest accruing after December 31, 2003 is due April 1, 2005.
•	Quarterly principal payments on Class 1 Notes have been eliminated, with all principal due at maturity.
•

$330,000 of principal on Class 1 Notes issued prior to April 16, 2002 has been exchanged for Class 3 Notes due February 27, 2007 with interest at 8% payable semi-annually beginning April 1, 2005 and convertible into shares of the Company’s common stock at $0.75 per share.

•

Class 2 Notes outstanding at February 29, 2004, plus interest then accrued, may be exchanged for Class 3 Notes due December 31, 2005 with interest at 8% payable semi-annually beginning April 1, 2005 and convertible into shares of the Company’s common stock at $0.75 per share.

On the modification date, the market price of the Company’s common stock was approximately $1.50 per share. The Board of Directors considered the $0.75 conversion price was justified given the concessions received in connection with the debt, the fact that the shares are restricted, and other factors.

During 2004, $775,000 of Class 2 Notes and $478,000 of Class 3 Notes were placed. Additionally, Warren, Cameron, Asciutto, & Blackmer, P.C. (the Company’s corporate counsel), agreed to convert $250,000 of its $354,000 note payable into a Class 3 Note. The remaining $104,000 was repaid in June 2004. Also during the year, certain holders of Class 1 Notes exercised their warrants to purchase 1,540,000 shares of the Company’s common stock at $0.25 per share, the proceeds of which were used to repay the face value of the respective Class 1 Notes. Mr. Drake exercised his warrants to purchase 1,890,000 shares of the Company’s common stock at $0.25 per share, the proceeds of which were used to repay the face value of the his Class 1 Notes. Maxco, Inc. exercised its warrants to purchase 240,000 shares of the Company’s common stock at $0.25 per share, the proceeds of which were used to repay the face value of its Class 1 Note. Max A. Coon (a director of the Company) exercised his warrants to purchase 270,000 and 60,737 shares of the Company’s common stock at $0.25 and $0.75 per share, respectively, the proceeds of which were used to repay the face value of the his Class 1 and Class 3 Notes. In total, approximately $985,000 in face value of Class 1 Notes was retired in exchange for non-cash considerations representing the value of common shares issued upon exercise of the warrants. At December 31, 2004, a total of $1,140,000 of the Class 1 Notes, $1,207,000 of the Class 2 Notes, and $1,355,326 of the Class 3 Notes were outstanding.

The following table details the projected principal and interest payments to be paid in 2005:

	Class 1	Class 2		Class 3
Due date	Interest	Principal	Interest	Interest	Total
March 31	$–	$265	$23	$–	$288
April 1	147	–	–	105	252
April 15	–	70	1	–	71
April 30	–	205	4	–	209
October 1	58	–	–	54	112
December 31	–	942	222	–	1,164
	$205	$1,482	$250	$159	2,096

The holders of the above debt that is due March 31, 2005 through April 15, 2005 have agreed to allow the Company to defer payment until April 30, 2005.

In connection with the private placement of $7.0 million of debentures in 1997, which were retired in 1999, the Company issued warrants for the purchase of 1,400,000 Integral Vision common shares at $6.86 per share through June 30, 2005, all of which were outstanding at December 31, 2004. Pursuant to the 1997 Note and Warrant Purchase agreement, these warrants have been re-priced and additional warrants were required to be issued related to non-dilution agreements as a result of subsequent warrant issues. At December 31, 2004, the holders of these warrants had the right to purchase up to 3,827,343 shares of the Company’s common stock at $2.51 per share.

During 2004 employee stock options for the purchase of 224,000 shares of the Company’s common stock at prices ranging from $0.10 to $0.24 per share were exercised, resulting in net proceeds of approximately $28,000.

Subsequent to December 31, 2004, $275,000 of Class 2 notes was placed.

At December 31, 2004, the Company had a long term note payable to Maxco, Inc. (a 15% owner of the Company) of approximately $106,000 with an interest rate of prime plus 0.5%. This note matures in July 2005.

Additionally, Maxco, Inc. provides consulting services to the Company. These services include assistance with financial statement preparation, compliance with governmental filing requirements, and assistance with certain financing arrangements. The Company and Maxco have agreed on terms for payment to Maxco for current and prospective services. The Board has determined that these services for the six months ending March 31, 2005 will be paid by the issuance of 42,000 shares of unregistered stock in the Company. Starting April 1, 2005, the Company will pay Maxco $8,750 per month for each month such services are rendered. The amount charged to operations in the fourth quarter of 2004 for this compenstion amounted to $33,000 which is based on the average closing price of the Company’s common stock over that period.

A summary of the Company’s debt obligations as of December 31 is as follows:

	2004	2003
	(in thousands)
Long Term Debt:
Face value Class 1 Notes	$1,140	$2,455
Less Original Issue Discount (OID)	(140)	(364)
Class 3 Notes	1,355	–
Less Current Maturities	–	(666)
Net Long Term Debt	$2,355	$1,425

Short Term Debt:
Class 2 Notes	$1,207	$722
Other Short Term Debt	106	449
Total Short Term Debt	$1,313	$1,171

Interest paid in 2004 was approximately $162,000 compared to interest expensed of $436,000. The $274,000 difference primarily represents amounts accrued for interest on the Notes and the amount of discount on the debentures amortized in 2004. Interest paid in 2003 was approximately $16,000 compared to interest expensed of $370,000. The $354,000 difference primarily represents amounts accrued for interest on the Notes and the amount of discount on the debentures amortized in 2003. Interest paid in 2002 was approximately $39,000 compared to interest expensed of $251,000. The $212,000 difference primarily represents amounts accrued for interest on the debentures and the amount of discount on the debentures amortized in 2002.

Note D - Income Taxes

The Company establishes valuation allowances in accordance with the provisions of FASB Statement No. 109, “Accounting for Income Taxes.” The Company continually reviews realizability of deferred tax assets and recognizes these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

As of December 31, 2004, the Company has cumulative net operating loss carryforwards approximating $39.4 million (expiring: $6.9 million in 2010, $3.9 million in 2011, $3.8 million in 2012, $2.3 million in 2018, $6.6 million in 2020, $1.9 million in 2021, $5.7 million in 2022, $5.5 million in 2023, and $2.7 million in 2024) for federal income tax purposes available to reduce taxable income of future periods and unused investment, alternative minimum tax, and research and development tax credits approximating $331,000. Additionally, the Company’s subsidiary in the United Kingdom has cumulative net operating loss carryforwards approximating $3.8 million that do not expire. For financial reporting purposes, the net operating losses and credits have been offset against net deferred tax liabilities based upon their expected amortization during the loss carryforward period. The remaining valuation allowance is necessary due to the uncertainty of future income estimates. The valuation allowance increased $815,000 in 2004, $2.0 million in 2003, and $1.6 million in 2002.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets as of December 31 are as follows:

	2004	2003
	(in thousands)
Deferred tax liabilities:
Deductible software development costs, net of amortization	$51	$110
Total deferred tax liabilities	51	110

Deferred tax assets:
Net operating loss carryforwards	13,382	12,467
Credit carryforwards	331	331
Inventory reserve	130	239
Other	118	168
Total deferred tax assets	13,961	13,205
Valuation allowance for deferred tax assets	13,910	13,095
Net deferred tax assets	51	110
Net deferred taxes	$–	$–

The reconciliation of income taxes computed at the U.S. federal statutory tax rates to income tax expense (credit) is as follows:

	2004	2003	2002
	(in thousands)
Consolidated net income (loss)	$(2,459)	$(1,937)	$(2,203)
Foreign net income (loss)	–	3,928	2,648
U.S. net income (loss)	$(2,459)	$(5,865)	$(4,851)

Tax provision (credit) at U.S. statutory rates	$(836)	$(1,995)	$(1,649)
Change in valuation allowance	826	1,977	1,629
Nondeductible expenses	10	18	20
Other	–	–	–
	$–	$–	$–

There were no income tax payments in 2004, 2003, or 2002.

Note E – Loss per Share

The following table sets forth the computation of basic and diluted loss per share:

	2004	2003	2002
	(in thousands, except per share data)
Numerator for basic and diluted loss per share - loss available to common stockholders
Net loss	$(2,459)	$(1,937)	$(2,203)

*there was no effect of dilutive securities, see below

Denominator for basic and diluted loss per share - weighted average shares	13,435	9,430	9,430
*there was no effect of dilutive securities, see below

Basic and diluted loss per share:
Net loss	$(0.18)	$(0.21)	$(0.24)

Warrants and options outstanding were not included in the computation of diluted earnings per share because the inclusion of these options would have an antidilutive effect. For additional disclosures regarding stock options and warrants see Note H.

Note F - Employee Savings Plan

The Company has an Employee Savings Plan covering substantially all United States’ employees. The Company contributes $.20 to the Plan for every dollar contributed by the employees up to 6% of their compensation. The Plan also provides for discretionary contributions by the Company as determined annually by the Board of Directors. Company contributions charged to operations under the Plan were $8,000, $6,000, and $7,000 for 2004, 2003 and 2002, respectively.

Note G – Lease Commitments and Contingencies

The Company uses equipment and office space under operating lease agreements requiring rental payments approximating $6,000 in 2005, $4,000 in 2006, $4,000 in 2007, and $3,000 in 2008. Rent expense charged to operations approximated $78,000, $70,000, and $128,000 in 2004, 2003 and 2002, respectively.

Note H - Stock Options, Warrants, and Preferred Stock

The Company has elected to follow APB No. 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company has elected to adopt only the disclosure provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.”

Pro forma information regarding net loss and loss per share is required by SFAS 123 and has been determined as if the Company had accounted for its employee stock options granted subsequent to September 30, 1995 under the fair value method of SFAS 123. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2004
	May	August	2003	2002

Expected stock price volatility	1.330	1.308	1.172	0.833
Risk free interest rate	2.0%	2.0%	2.0%	3.0%
Expected life of options in years	7.0	7.0	7.0	7.4

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information for the years ended December 31, 2004, 2003 and 2002 is as follows:

	Year ended December 31,
	2004	2003	2002
	(in thousands, except per share data)

Pro forma net loss	$(2,659)	$(1,960)	$(2,235)
Pro forma loss per share:
Basic and Diluted	$(0.20)	$(0.21)	$(0.24)

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock option plan has characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of such Company options. These proforma results reflect stock options granted only in 1995 through 2003 and may not be comparable with the results of applying the fair market value methodology to all stock options granted prior to the initial adoption of SFAS 123.

The estimated fair value per share of the options granted in May 2004 and August 2004 was $1.58 and $0.95, respectively. The estimated fair value per share of the options granted in 2003 and 2002 was $0.13 and $0.08, respectively

In January 2002, the Compensation Committee of the Company’s Board of Directors resolved to grant 225,000 qualified stock options for the purchase of common shares with an exercise price equal to the market price at the close of trading on the grant date, $.10 per share. In order to facilitate this grant, Mr. Charles Drake, the Company’s Chairman, agreed to forfeit options on 144,000 shares so that they could be distributed to other key people. Additionally, in March 2002, the Compensation Committee resolved to grant 55,000 qualified and 20,000 non-qualified stock options for the purchase of common shares with an exercise price equal to the market price at the close of trading on the grant date, $.24 per share.

In May 2003, the Compensation Committee of the Company’s Board of Directors resolved to grant 140,000 qualified stock options for the purchase of common shares with an exercise price equal to the market price at the close of trading on the grant date, $.15 per share. An additional 40,000 were granted in May 2003 with an exercise price equal to the market price at the close of trading on the grant date, $.15 per share. An additional 40,000 were granted in May 2003 with an exercise price equal to the market price at the close of trading on the grant date, $.16 per share. In order to facilitate this grant, Mr. Charles Drake, the Company’s Chairman, agreed to forfeit options on 156,000 shares so that they could be distributed to other key people.

In May 2004, the Compensation Committee of the Company’s Board of Directors resolved to grant 124,000 qualified stock options for the purchase of common shares with an exercise price equal to the market price at the close of trading on the grant date, $1.71 per share. In August 2004, the Compensation Committee of the Company’s Board of Directors resolved to grant 100,000 qualified stock options for the purchase of common shares with an exercise price equal to the market price at the close of trading on the grant date, $1.03 per share. At December 31, 2004, there were options outstanding to purchase 991,000 shares of common stock at prices ranging from $.10 to $8.50 per share.

A summary of the status of the Option Plans at December 31, 2004 is as follows:

	2004 Plan	1999 Plan	1995 Plan
	(in thousands)
Options outstanding	224	387	380
Options exercisable	0	387	380
Options granted during:
2004	224	0	0
2003	0	158	22
2002	0	202	98
2001	0	120	215
2000	0	0	0
1999	0	400	206
1998	0	0	0
1997	0	0	267
1996	0	0	132

Options available for grant	776	3	4

The Compensation Committee of the Board of Directors approves option grants. The option price is the market price on the date of the grant, and vesting generally occurs after one year and the expiration occurs ten years from the date of the grant.

A summary of option activity under all plans follows:

	2004		2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(number of shares in thousands)
Outstanding at beginning of year	1,005	$0.73	1,038	$1.15	991	$1.52
Granted	224	1.41	180	0.15	300	0.14
Exercised	(224)	0.12	0	0.00	0	0.00
Canceled	(14)	7.75	(213)	2.31	(253)	1.40
Outstanding at end of year ($.10 to $8.50 per share)	991	0.92	1,005	0.73	1,038	1.15
Exercisable ($.10 to $8.50 per share)	767	$0.77	825	$0.85	982	$1.16

Additional information regarding the range of exercise prices and weighted average remaining life of options outstanding at December 31, 2004 follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Number Exercisable
	(number of shares in thousands)
$.10 to $1.71	934	7.4	710
$4.88 to $8.50	57	1.9	57
$.10 to $8.50	991	7.1	767

As of December 31, 2004, the Company’s Board of Directors approved the issuance of up to $5.5 million of senior subordinated debentures. At December 31, 2004, in connection with placements of debt under this plan, there were warrants outstanding to purchase 3,938,150 shares of the Company’s common stock at a conversion price of $.25 per share, 599,141 shares at a conversion price of $.35 per share, 109,041 shares at a conversion price of $.80 per share, and 34,110 shares at a conversion price of $1.23 per share. Additionally, the Company has approximately $1.4 million in Class 3 Notes payable that are convertible into the Company’s common stock as follows: 1,169,757 shares at a conversion price of $.75 per share, 100,000 shares at a conversion price of $1.00 per share, and 307,313 shares at a conversion price of $1.23 per share. The Company’s chairman, Charles J. Drake, has invested a total of $180,884 of the total Class 3 Notes which are convertible into 241,178 shares of the Company’s common stock.

In connection with the private placement of $7.0 million of debentures in 1997, which were retired in 1999, the Company issued warrants for the purchase of 1,400,000 Integral Vision common shares at $6.86 per share through June 30, 2005, all of which were outstanding at December 31, 2004. Pursuant to the 1997 Note and Warrant Purchase agreement, these warrants have been re-priced based on subsequent warrant issues. At December 31, 2004, the holders of these warrants had the right to purchase up to 3,827,343 shares of the Company’s common stock at $2.51 per share.

A summary of the outstanding warrants and options at December 31, 2004 is as follows:

	Weighted Average Exercise Price	Number Outstanding (1)	Weighted Average Remaining Life	Number Exercisable (1)
	(number of shares in thousands)
1997 Note and Warrant Purchase Agreement	$2.51	3,827	0.5	3,827
2001 Note and Warrant Purchase Agreement	$0.28	4,680	2.0	4,680
Class 3 Notes	$0.86	1,577	2.2	1,577
1995 Employee Stock Option Plan	$1.30	380	5.5	380
1999 Employee Stock Option Plan	$0.26	387	7.2	387
2004 Employee Stock Option Plan	$1.41	224	9.5	–
	$1.19	11,075	2.0	10,851

(1)

Excludes warrants exercisable under certain outstanding Class 2 Notes. The number of warrants available to holders of Class 2 Notes is dependent on the length of time the principal balance is outstanding and the agreed upon base exercise price. At December 31, 2004, $1.2 million of the Class 2 Notes were outstanding.

The Company is authorized to issue up to 400,000 shares of preferred stock the terms of which are determined by the Board of Directors.

Note I – Operations by Geographic Area

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information, for the year ended December 31, 1998. SFAS No. 131 established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, and geographic areas. Operating segments are defined as components of the enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance.

The Company is engaged in one business segment, vision-based inspection products. The following presents information by geographic area.

	Year Ended December 31
	2004	2003	2002
	(in thousands)
Net revenues from unaffiliated customers:
United States	$1,542	$641	$944
United Kingdom	–	–	635
	$1,542	$641	$1,579
Net income (loss):
United States	$(2,459)	$(2,031)	$(1,747)
United Kingdom	–	94	(456)
	$(2,459)	$(1,937)	$(2,203)
Identifiable assets:
United States	$872	$667	$1,243
United Kingdom	–	–	65
	$872	$667	$1,308
Long lived assets:
United States	$21	$27	$59
United Kingdom	–	–	–
	$21	$27	$59
Capital expenditures:
United States	$–	$–	$–
United Kingdom	–	–	–
	$–	$–	$–
Depreciation and amortization expense:
United States	$297	$365	$542
United Kingdom	–	–	20
	$297	$365	$562
Net revenues by geographic area:
North America	$243	$556	$633
Europe	1,230	5	547
Asia	69	80	399
	$1,542	$641	$1,579

* Geographic areas that are considered individually material are listed (more than 10% of net revenues), all others are included in North America and in total are considered immaterial.

Note J – Sale of Technology

Optical Disc Inspection Technology

On September 9, 2002, DaTARIUS Technologies Inc., a subsidiary of global test equipment manufacturer

DaTARIUS Technologies GmbH, purchased Integral Vision’s assets related to inspection systems for the optical disc industry, including the names “Automatic Inspection Systems” and “AID.” The sale included Integral Visions optical disc scanner products as well as its range of print and identification code products used to inspect the printing stage of disc manufacture. The consideration the Company received for the technology consisted of a non-refundable $100,000 advanced minimum royalty payment in addition to future royalties. The Company received approxmiately $61,000 in royalties in 2004 and expects to receive additional royalties of approximately $30,000 in 2005. Additionally, the Company received $25,000 from the sale of equipment to DaTARIUS. The Company recognized a gain on the transaction of approximately $112,000, which is included in gain(loss) on sales of assets in 2002, primarily attributable to the advanced minimum royalty payment received. The proceeds from the transaction were used primarily to fund current operations.

The optical disc inspection technology included in the sale accounted for approximately $743,000 of the Company’s net revenue for 2002.

Note K – Capitalized Software Costs

Management has focused its development, sales and marketing efforts on the Company’s inspection systems for the flat panel display (FPD) industry. Industry sources indicate that this market will be substantial once fully developed. The Company has developed inspection solutions for the leading technologies used in the FPD industry including liquid crystal on silicon (LCOS), organic light emitting diodes (OLED and PolyOLED), electroluminescent (EL), high temperature polysilicon (HTPS), low temperature polysilicon (LTPS), liquid crystal display (LCD), and microelectromechanical systems (MEMS).

Management periodically performs an analysis of the net realizable value of capitalized software costs. In 2002, Management determined that capitalized patent costs exceeded the estimated net realizable value of amounts capitalized and a write-down was necessary. In 2002, $74,000 of additional amortization was included in costs of sales as a result of this determination.

Note L – Officers’ Notes Receivable

In 2001, Messrs. Charles Drake and Mark Doede each had loans from the Company, the outstanding balances of which were included in the stockholders’ equity section of the consolidated balance sheet. In August 2001, the Compensation Committee of the Company’s Board of Directors resolved to forgive $100,000 of the outstanding balance on each of their loans from the Company. The $200,000 charge for the write-down of the notes was included as compensation in general and administrative expenses in the consolidated statement of operations in 2001. Mr. Drake also made approximately $250,000 in principal payments on his note in 2001. Mr. Drake paid off the remaining $63,000 principal balance of this note in 2002.

At June 30, 2002, Mr. Drake had received other short-term advances from the Company of approximately $83,000. This debt was incurred by Mr. Drake in order to satisfy certain personal obligations and was evidenced by a note bearing interest at 5.5% per annum with a December 31, 2002 maturity date. At December 31, 2002, approximately $30,000 was still outstanding on the note. In March 2003, this debt obligation, including accrued interest, was paid in full. Mr. Drake received no new advances from the Company subsequent to June 30, 2002.

In 2002, Mr. Doede paid off the remaining principal balance of his note, approximately $188,000. This debt was incurred by Mr. Doede in order to satisfy certain personal obligations and was evidenced by a promissory note bearing interest at 9%. Mr. Doede received no new advances from the Company subsequent to June 30, 2002.

Max A. Coon, Secretary and Vice Chairman of the Board of Integral Vision, advanced the Company $70,000 to address short term capital needs. The advance from Mr. Coon was repaid in 2003.

Note M – Market for the Company’s Common Stock

The Company’s common stock was moved to the Over the Counter Bulletin Board (OTCBB) effective with its delisting from The Nasdaq SmallCap Market with the open of business August 16, 2001. The Company was informed by Nasdaq that the delisting was decided by the Nasdaq Listing Qualifications panel which approved the Nasdaq’s staff decision to delist the stock due to its failing to maintain a minimum bid price of $1.00 for 30 consecutive trading days as required by Marketplace Rule 4450(a)(5) for continued listing.

Information on the current quotes on the stock, which will continue to use the ticker symbol INVI, are available at the OTCBB’s website, www.otcbb.com and most financial information portals, such as that provided at http://finance.yahoo.com or http://quote.bloomberg.com. Integral Vision expects to continue to provide information through filings with the Securities and Exchange Commission (SEC) as required for continued listing on the OTCBB. These filings can be found at the SEC’s website at www.sec.gov.

Note N – Going Concern Matters

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company has incurred losses from operations in the years ended December 31, 2004, 2003, and 2002 of $2.4 million, $1.9 million, and $2.2 million, respectively. The continuing losses, in addition to working capital deficiencies, recurring reductions in product sales, and cash flow deficiencies, among other factors, indicate that the Company may be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitability. Additionally, at December 31, 2004, approximately $98,000 of the Company’s $106,000 in trade accounts payable was overdue. The Company also has an estimated $315,000 in amounts owed to certain regulatory agencies. The Company is making monthly payments of approximately $6,300 to one of the regulatory agencies.

Management is projecting a cash shortfall over the next twelve months of approximately $1.3 million based on the existing capital structure of the Company, including $820,000 due to be paid on various dates between March 31, 2005 and April 30, 2005. The holders of this debt have agreed to allow the Company to defer these payments until April 30, 2005. Management is currently in negotiations with with potential investors to place a minimum of $5.0 million in unregistered convertible preferred stock and common stock equivalents. If successful, the proceeds generated from this sale would be used to retire certain notes as well as provide additional working capital. Alternatively, management plans to seek additional investors of its debentures to cover the anticipated shortfall, which would bring the amount of debentures outstanding to $4.7 million. Additionally, if necessary, management would attempt to obtain any additional cash needed to enable the Company to continue as a going concern through possible joint ventures and other strategic alliances. Additional financing may or may not be available through banks. There can be no assurance that management will be able to successfully execute any of these plans before the Company has exhausted all of its resources. These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern

For further discussion regarding the Company’s obligations, see Note C - Long-Term Debt and Other Financing Arrangements.

Note O – Foreign Currency Translation Adjustment

In June 2002, Integral Vision, Inc. wrote-off as uncollectable an inter-company receivable due from Integral Vision Ltd., its subsidiary in the United Kingdom. As the consolidated financial statements include the accounts of both entities, upon consolidation, the charge recorded by Integral Vision, Inc., approximately $3.1 million, was eliminated against the gain recorded by Integral Vision Ltd. However, previously unrecognized losses that resulted from foreign currency translation adjustments were recognized in the quarter ended June 30, 2002 and totaled approximately $208,000.

Note P – Off Balance Sheet Risk

A claim has been made against the Company citing unpaid royalties totaling $107,000. Management is still researching the claim but does not believe that the Company will ultimately be found to be liable to the claimant.

Note Q – Supplemental Cash Flows Disclosure

Non-cash Investing and Financing Activities

During 2004, the Company settled $985,000 of Class 1 Notes and $45,000 of Class 3 Notes in exchange for the issuance of 4,000,737 shares of common stock in connection with the exercise of warrants and conversion on notes.

Other Cash Flows Information

Interest of approximately $162,000, $16,000, and $39,000 was paid in 2004, 2003, and 2002, respectively.

Note R – Subsequent Events

Subsequent to December 31, 2004, $275,000 of Class 2 notes was placed.

Management is currently in negotiations with potential investors to place a minimum of $5.0 million in unregistered convertible preferred stock and common stock equivalents. If successful, the proceeds generated from this sale would be used to retire certain notes as well as provide additional working capital. The Company is obligated to pay $820,000 to certain noteholders on various dates between March 31, 2005 and April 30, 2005. These noteholders have agreed to allow the Company to defer these payments until April 30, 2005. Subject to the completion of this sale, the Board has authorized the issuance of up to 6,000 convertible preferred shares at a stated value of $1,000 per share.

Integral Vision, Inc. and Subsidiary

Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
	(Unaudited)
	(in thousands)
ASSETS

CURRENT ASSETS
Cash	$24	$191
Accounts receivable, less allowance of $2,000	415	45
Inventories - Note A	263	401
Other current assets	35	43
TOTAL CURRENT ASSETS	737	680

PROPERTY, PLANT AND EQUIPMENT
Leasehold Improvements	43	43
Production and engineering equipment	134	134
Furniture and fixtures	62	62
Vehicles	18	18
Computer equipment	137	135
	394	392
Less accumulated depreciation	(372)	(371)
	22	21
OTHER ASSETS
Capitalized computer software development costs, less accumulated amortization of $848,000 ($817,000 in 2004) - Note A
	119	151
Patents, less accumulated amortization of $461,000 ($457,000 in 2004) - Note A	19	20
	138	171
	$897	$872

See notes to consolidated financial statements.

Integral Vision, Inc. and Subsidiary

Consolidated Balance Sheets – Continued

	March 31, 2005	December 31, 2004
	(Unaudited)
	(in thousands)
LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Notes payable - Notes C and F	$1,748	$1,313
Accounts payable	129	221
Accrued compensation and related costs - Note F	294	283
Accrued state income taxes - Note B	77	95
Accrued interest - Note C	435	345
Other accrued liabilities	266	227
TOTAL CURRENT LIABILITIES	2,949	2,484

LONG-TERM DEBT, less current maturities and
O.I.D. - Note C	2,369	2,355

TOTAL LIABILITIES	5,318	4,839

STOCKHOLDERS’ DEFICIT
Preferred stock, 400,000 shares authorized; none issued	–	–
Common stock, without par value, stated value $.20 per share; 31,000,000 shares authorized; 14,877,638 shares issued and outstanding	2,976	2,976
Additional paid-in capital	33,018	33,018
Accumulated deficit	(40,415)	(39,961)
Total Stockholders’ Deficit	(4,421)	(3,967)
	$897	$872

See notes to consolidated financial statements.

Integral Vision, Inc. and Subsidiary

Consolidated Statements of Operations

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
	(In thousands, except per share data)
Net sales	$523	$93
Costs of sales:
Direct costs of sales	223	60
Depreciation and amortization	35	62
Total costs of sales	258	122
Gross margin	265	(29)

Other costs and expenses:
Marketing	98	53
General and administrative	302	240
Engineering and development	237	189
Total other costs and expenses	637	482
Operating loss	(372)	(511)
Other income	23	31
Interest expense - Note C	(105)	(116)
Net loss	$(454)	$(596)

Basic and diluted loss per share:
Net loss	$(0.03)	$(0.06)

Weighted average number of shares of common stock and common stock equivalents, where applicable	14,878	10,373

See notes to consolidated financial statements.

Integral Vision, Inc. and Subsidiary

Consolidated Statement of Shareholders’ Deficit

	Common Stock
	Number of Shares Outstanding	Amount	Additional Paid- In Capital	Accumulated Deficit	Total
	(in thousands, except number of common shares outstanding)

Balance at January 1, 2005	14,877,638	$2,976	$33,018	$(39,961)	$(3,967)

Net loss for the period				(454)	(454)

Balance at March 31, 2005	14,877,638	$2,976	$33,018	$(40,415)	$(4,421)

See notes to consolidated financial statements.

Integral Vision, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
	(in thousands)
Operating Activities
Net loss	$(454)	$(596)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2	7
Amortization	48	81
Changes in operating assets and liabilities:
Accounts receivable	(370)	(7)
Inventories	138	(198)
Prepaid and other	9	9
Accounts payable and other current liabilities	27	169
Net Cash Used In Operating Activities	(600)	(535)

Investing Activities
Purchase of property and equipment	(2)	(4)
Net Cash Used In Investing Activities	(2)	(4)

Financing Activities
Proceeds from sale of Class 2 Notes	435	280
Proceeds from sale of Class 3 Notes		268
Proceeds from exercise of options		10
Net Cash Provided By Financing Activities	435	558
Increase (Decrease) in Cash	(167)	19
Cash at Beginning of Period	191	42
Cash at End of Period	$24	$61

Supplemental cash flows disclosure:
Interest Paid	$1	$4

See notes to consolidated financial statements.

Integral Vision, Inc. and Subsidiary

Notes to Consolidated Financial Statements

March 31, 2005

(Unaudited)

Note A – Summary of Significant Accounting Policies

Nature of Business

Integral Vision, Inc. (or the “Company”) develops, manufactures and markets microprocessor-based process monitoring and control systems for use in industrial manufacturing environments. The principle application for the Company’s products is optical display inspection (“machine vision products”). The Company’s product offerings include LCI-Professional, SharpEye, ChromaSee, and Lifetime Tester. The Company’s products are generally sold as capital goods. Depending on the application, machine vision systems have an indefinite life. Machine vision applications are more likely to require replacement due to possible technological obsolescence rather than physical wear.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its 100% owned subsidiary: Integral Vision LTD, United Kingdom (dissolved as of February 1, 2005). Upon consolidation, all significant intercompany accounts and transactions are eliminated.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. For further information, refer to the consolidated financial statements and notes thereto included in Integral Vision’s Annual Report on Form 10-K for the year ended December 31, 2004.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts have been reclassified in prior periods’ presentations to conform to the current year’s presentation.

Accounts Receivable

Trade accounts receivable primarily represent amounts due from equipment manufacturers and end-users in North America, Asia and Europe. The Company maintains an allowance for the inability of its customers to make required payments. These estimates are based on historical data, the length of time the receivables are past due and other known factors.

Inventories

Inventories are stated at the lower of first-in, first-out (“FIFO”) cost or market. Cost is computed using currently adjusted standards which approximates actual costs on a FIFO basis. The Company assesses the recoverability of all inventory to determine whether adjustments for impairment are required. At March 31, 2005 and December 31, 2004, inventories consisted of the following amounts (net of obsolescence reserves of $346,000 at March 31, 2005 and $354,000 at December 31, 2004):

	March 31,	December 31,
	2005	2004
	(in thousands)
Raw materials	$169	$149
Work in process	–	183
Finished goods	94	69
	$263	$401

Management periodically performs an analysis of the Company’s inventory to determine if its cost exceeds estimated net realizable value. Over the last several years, given the market conditions and the direction of the Company, management discontinued certain product lines and attempted to liquidate the remaining inventory related to those product lines.

Impairment of Long-lived Assets

The Company reviews its long-lived assets, including property, equipment and intangibles, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount of the asset.

Capitalized Computer Software Development Costs

Computer software development costs are capitalized after the establishment of technological feasibility of the related technology. These costs are amortized following general release of products based on current and estimated future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product (not to exceed 5 years). Management continually reviews the net realizable value of capitalized software costs. At the time that a determination is made that capitalized software amounts exceed the estimated net realizable value of amounts capitalized, any amounts in excess of the estimated realizable amounts are written off.

Property and Equipment

Property and equipment is stated on the basis of cost. Expenditures for normal repairs and maintenance are charged to operations as incurred.

Depreciation is computed by the straight-line method based on the estimated useful lives of the assets (buildings-40 years, other property and equipment-3 to 10 years).

Patents

Patents are stated at cost less accumulated amortization and are amortized on a straight-line basis over the estimated useful lives of the assets (not to exceed 5 years).

Revenue Recognition

The Company recognizes revenue in accordance with SOP 97-2, Software Revenue Recognition and Staff Accounting Bulletin No. 101 (“SAB 101”), Revenue Recognition in Financial Statements. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

The Company accounts for certain product sales of its flat panel display inspection systems as multiple-element arrangements. If specific customer acceptance requirements are met, the Company recognizes revenue for a portion of the total contract price due and billable upon shipment, with the remainder recognized when it becomes due (generally upon acceptance). The Company recognizes all other product sales with customer acceptance provisions upon final customer acceptance. The Company recognizes revenue from the sale of spare parts upon shipment. Revenue from service contracts is recognized over the life of the contract. Revenue is reported net of sales commissions.

Concentrations of Credit and Other Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. A significant portion of the Company’s customers are located in Asia, primarily Japan, Taiwan, and Korea, and in Europe. Therefore, the Company’s sales to these countries may be adversely affected by the overall health of their national economies, including the effects of currency exchange rate fluctuations and political risks. The Company generally does not require collateral for most of its trade accounts receivable. For sales to some of its customers in certain geographic regions, the Company requires letters of credit. Substantially all of the Company’s revenue is invoiced in U.S. dollars. For the quarter ended March 31, 2005, sales to 2 customers represented $516,000 of the Company’s total revenue of $523,000 for the quarter. The Company believes its credit evaluation and monitoring mitigates its credit risk.

Advertising

Advertising costs are expensed as incurred. Advertising costs were approximately $4,000 for the three months ended March 31, 2005 and $1,000 for the comparable 2004 period.

Income Taxes

The Company accounts for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes (“FAS 109”), which requires the use of the liability method in accounting for income taxes. Under FAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that will be in effect when differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for net deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit, or future deductibility is uncertain. All deferred tax assets are offset by a valuation allowance.

Fair Value Disclosure

The carrying amounts of certain financial instruments such as cash, accounts receivable, accounts payable and long-term debt approximate their fair values. The fair value of the long-term financial instruments is estimated using discounted cash flow analysis and the Company’s current incremental borrowing rates for similar types of arrangements.

Contingencies and Litigation

The Company makes an assessment of the probability of an adverse judgment resulting from current and threatened litigation. The Company accrues the cost of an adverse judgment if, in management’s estimation, an adverse settlement is probable and management can reasonably estimate the ultimate cost of such litigation. The Company has made no such accruals at March 31, 2005.

Stock Options and Warrants

The Company has elected to follow APB No. 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company has elected to adopt only the disclosure provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.”

The Compensation Committee of the Board of Directors approves option grants. The option price is the market price on the date of the grant, vesting generally occurs after one year and the expiration occurs ten years from the date of the grant. No options were granted in the three month periods ended March 31, 2004 and 2005. At March 31, 2005, there were options outstanding to purchase 991,000 shares of common stock at prices ranging from $.10 to $8.50 per share.

At December 31, 2004, under the terms of the Company’s Note and Warrant Purchase Agreement, as amended, the Company could issue up to $5.5 million of senior debentures, which consists of Class 1, Class 2, and Class 3 Notes which are secured by all intellectual property of the Company. Class 2 Notes are working capital notes, are secured by accounts receivable of the Company, and are subordinated to the Class 1 Notes issued prior to April 16, 2002. In September 2003, the holders of all of the then outstanding Class 2 Notes agreed to modify the maturity dates of those Notes to April 30, 2004. In December 2003, certain of the Class 2 Notes were amended to have maturity dates of May 31, 2004. The purchasers of the Class 2 Notes receive warrants for the purchase of the Company’s common stock when the Note is repaid. Class 2 Warrants entitle the holder to purchase one share of Common Stock for each $1 in value of the Class 2 Note multiplied by a fraction, the numerator of which is the number of days such Class 2 note is outstanding and the denominator of which is 365. The price of these shares shall be approximately 150% of the recent fair value of the Common Stock as of the date of the issuance of the Class 2 Note. Based on their respective maturity dates, the number of common shares that could be purchased with Class 2 warrants as of March 31, 2005 is estimated to be 1,777,129. In August 2003, the holders of those Notes agreed to a modification to the Note and Warrant Purchase Agreement that created a new Class 3 Note which is convertible into Integral Vision, Inc. common stock at a conversion rate set by the Company’s board of directors at the date of issuance. Class 1 Notes issued have maturities of up to four years, an interest rate of 10%, and the purchasers of the Notes receive warrants for the purchase of the Company’s common stock. The value assigned to warrants is included in additional paid-in capital and the discount is amortized over the life of the note. Additionally, the directors will determine the conversion rate at the date of issuance, subject to change in the event additional shares are issued in the future. In March 2004, the holders of the Class 1 and Class 2 Notes agreed to an additional modification to the Note and Warrant Purchase Agreement that increased the maximum amount of the Notes outstanding to $5.5 million. The maturity date on substantially all of the then outstanding Class 2 Notes was extended to December 31, 2005. The amended Note and Warrant Purchase Agreement provides that, as a result of the Company’s shareholders’ approval of management’s proposal to increase the Company’s authorized stock to 31,000,000 shares at the Company’s annual meeting of its shareholders that was held on May 6, 2004, the following has occurred:

•

The accrued interest on outstanding Class 1 Notes as of December 31, 2003 in the amount of approximately $331,000 has been exchanged for new Class 3 Notes due July 3, 2006 with interest at 8% payable semi-annually beginning April 1, 2005 and convertible into shares of the Company’s common stock at $0.75 per share.

•	The initial interest payment due on Class 1 Notes for interest accruing after December 31, 2003 is due April 1, 2005.
•	Quarterly principal payments on Class 1 Notes have been eliminated, with all principal due at maturity.
•

$330,000 of principal on Class 1 Notes issued prior to April 16, 2002 has been exchanged for Class 3 Notes due February 27, 2007 with interest at 8% payable semi-annually beginning April 1, 2005 and convertible into shares of the Company’s common stock at $0.75 per share.

•

Class 2 Notes outstanding at February 29, 2004, plus interest then accrued, may be exchanged for Class 3 Notes due December 31, 2005 with interest at 8% payable semi-annually beginning April 1, 2005 and convertible into shares of the Company’s common stock at $0.75 per share.

On the modification date, the market price of the Company’s common stock was approximately $1.50 per share.

The Board of Directors considered the $0.75 conversion price was justified given the concessions received in connection with the debt, the fact that the shares are restricted, and other factors.

During the quarter ended March 31, 2005, $435,000 of Class 2 Notes was placed. At March 31, 2005, a total of $1,140,000 of the Class 1 Notes, $1,642,000 of the Class 2 Notes, and $1,355,326 of the Class 3 Notes were outstanding.

The following table details the projected principal and interest payments to be paid in 2005:

	Class 1	Class 2		Class 3
Due date	Interest	Principal	Interest	Interest	Total
April 30	147	700	29	105	981
October 1	58	–	–	54	112
December 31	–	942	222	–	1,164
	$205	$1,642	$251	$159	$2,257

On April 12, 2005, pursuant to a Securities Purchase Agreement, the Company sold 7,000 shares of Series A Convertible Preferred Stock at $1,000 per share, and as additional consideration under the Securities Purchase Agreement, issued Common Stock Warrants for the purchase of up to 3.5 million shares of common stock. The Company used the net proceeds of the Securities Purchase Agreement to reduce certain Company debt, including all of the amounts above, and for working capital. See Note J—Subsequent Event for further discussion of this transaction.

In connection with the private placement of $7.0 million of debentures in 1997, which were retired in 1999, the Company issued warrants for the purchase of 1,400,000 Integral Vision common shares at $6.86 per share through June 30, 2005, all of which were outstanding at March 31, 2005. Pursuant to the 1997 Note and Warrant Purchase Agreement, these warrants have been re-priced based on subsequent warrant issues. At April 30, 2005, the holders of these warrants had the right to purchase up to 5,143,909 shares of the Company’s common stock at $1.86 per share.

A summary of the outstanding warrants, options, and other potential common stock equivalents at March 31, 2005 is as follows:

	Weighted Average Exercise Price	Number Outstanding	Weighted Average Remaining Life	Number Exercisable
	(number of shares in thousands)
1997 Note and Warrant Purchase Agreement (1)	$2.50	3,835	0.25	3,835
2001 Note and Warrant Purchase Agreement (2)	$0.28	4,680	1.75	4,680
Class 3 Notes	$0.86	1,577	1.90	1,577
1995 Employee Stock Option Plan	$1.30	380	5.20	380
1999 Employee Stock Option Plan	$0.26	387	6.96	387
2004 Employee Stock Option Plan	$1.41	224	9.26	–
	$1.07	11,083	1.43	10,859

(1)

These warrants have been re-priced as a result of certain transactions subsequent to March 31, 2005. At April 30, 2005, the holders of these warrants had the right to purchase up to 5,143,909 shares of the Company’s common stock at $1.86 per share.

(2)

Excludes warrants exercisable under outstanding Class 2 Notes. The number of warrants available to holders of Class 2 Notes is dependent on the length of time the principal balance is outstanding and the agreed upon base exercise price. At March 31, 2005, $1,642,000 of the Class 2 Notes was outstanding

The Company is authorized to issue up to 400,000 shares of preferred stock the terms of which are determined by the Board of Directors. The Company sold 7,000 shares of preferred stock in April 2005. See Note J—Subsequent Event for further discussion of this transaction.

Comprehensive Income

The Company displays components of accumulated comprehensive income (loss), if any, in the Consolidated Statement of Shareholders’ Deficit.

Recently Issued Accounting Standards

In April 2005, the Securities and Exchange Commission adopted a new rule that amends the compliance dates for implementation of Financial Accounting Standard Board’s (“FASB”) Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R). The Statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements and that this cost be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. The Company will adopt SFAS No. 123R on January 1, 2006 and is currently evaluating the impact the adoption of the standard will have on the Company’s results of operations.

Note B – Sale of Welding Controls Division

The Company incurred both Federal and State income tax liabilities as a result of the sale of the assets of its Welding Controls division in 1999. Including interest and penalties, approximately $77,000 was outstanding at March 31, 2005 for this obligation, which is included in accrued state income taxes in the consolidated balance sheet. The Company repaid this obligation in April 2005.

The buyer also assumed a liability to Square D in the amount of $1.8 million in accordance with the purchase agreement. This liability resulted from the settlement of patent litigation in 1994. The settlement required payments of $300,000 per year for ten years. In the event the buyer fails to make the required payments, Integral Vision may be obligated for those amounts due. As of March 31, 2005, no notifications have been made that the Company is obligated for any payments not made. The final payment is due in October 2005.

Note C – Long-Term Debt and Other Financing Arrangements

At March 31, 2005, the Company had long term note payable to Maxco, Inc. (a 13% owner of the Company) of approximately $106,000 with an interest rate of prime plus 0.5%. This note was repaid in April 2005 with the proceeds from the securities transactions described in Note A, as further described in Note F.

A summary of the Company’s debt obligations is as follows:

	March 31, 2005	December 31, 2004
	(unaudited)
	(in thousands)
Long Term Debt:
Face value Class 1 Notes	$1,140	$1,140
Less Original Issue Discount	(126)	(140)
Class 3 Notes	1,355	1,355
Net Long Term Debt	$2,369	$2,355

Short Term Debt:
Class 2 Notes	$1,642	$1,207
Other Short Term Debt	106	106
Total Short Term Debt	$1,748	$1,313

For further discussion regarding the Company’s obligations, see Note A—Summary of Significant Accounting Policies—Stock Options and Warrants.

Note D – Loss per Share

The following table sets forth the computation of basic and diluted loss per share:

	Three Months Ended March 31,
	2005	2004
	(unaudited)
	(in thousands, except per share data)
Numerator for basic and diluted loss per share – loss available to common stockholders
Net loss	$(454)	$(596)
*there was no effect of dilutive securities—see below

Denominator for basic and diluted loss per share – weighted average shares	14,878	10,373
*there was no effect of dilutive securities—see below

BASIC AND DILUTED LOSS PER SHARE:
Net loss	$(0.03)	$(0.06)

Warrants and options outstanding were not included in the computation of diluted earnings per share because the inclusion of these options would have an antidilutive effect. For additional disclosures regarding stock options and warrants see Note A.

Note E – Sale of Optical Disc Inspection Technology

On September 9, 2002, DaTARIUS Technologies Inc., a subsidiary of global test equipment manufacturer DaTARIUS Technologies GmbH, purchased Integral Vision’s assets related to inspection systems for the optical disc industry, including the names “Automatic Inspection Systems” and “AID.” The sale included Integral Vision’s optical disc scanner products as well as its range of print and identification code products used to inspect the printing stage of disc manufacture. The consideration the Company received for the technology consisted of a non-refundable $100,000 advanced minimum royalty payment in addition to future royalties. The Company received approximately $61,000 in royalties in 2004 and expects to receive additional royalties of approximately $30,000 in 2005. Additionally, the Company received $25,000 from the sale of equipment to

DaTARIUS.

Note F – Related Party Transactions

Maxco, Inc. had advanced the Company $138,855 in 2001 to permit the Company to meet its obligations. This loan was evidenced by a written document and provided for interest at the rate of prime plus 0.5%. The Company repaid this obligation to Maxco in April 2005.

Additionally, Maxco provides consulting services to the Company. These services include assistance with financial statement preparation, compliance with governmental filing requirements, and assistance with certain financing arrangements. The Company and Maxco have agreed on terms for payment to Maxco for these services. The Board has determined that these services for the six months ended March 31, 2005 will be satisfied by the issuance of 42,000 shares of unregistered common stock in the Company. The amount charged to operations in the first quarter of 2005 for this compensation amounted to $37,000 which is based on the average closing price of the Company’s common stock over that period. Starting April 1, 2005, the Company will pay Maxco $8,750 per month for each month such services are rendered.

Note G – Income Taxes

The Company establishes valuation allowances in accordance with the provisions of FASB Statement No. 109, “Accounting for Income Taxes.” The Company continually reviews realizability of deferred tax assets and recognizes these benefits only as reassessment indicates that it is more likely than not that the benefits will be realized.

Note H – Going Concern Matters

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company has incurred losses from operations in the current and prior year quarters of $454,000 and $596,000, respectively. Further, during the years ended December 31, 2004, 2003, and 2002, the Company incurred losses from continuing operations of $2.4 million, $1.9 million, $2.2 million, respectively. The continuing losses, in addition to working capital deficiencies, recurring reductions in product sales, and cash flow deficiencies, among other factors, indicate that the Company may be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitability. Additionally, at March 31, 2005, substantially all of the Company’s $127,000 in trade accounts payable was overdue. The Company also had an estimated $297,000 in amounts owed to certain regulatory agencies. The Company repaid $77,000 to one of the regulatory agencies in April 2005.

For further discussion regarding the Company’s obligations, see Note A—Summary of Significant Accounting Policies—Stock Options and Warrants and Note J—Subsequent Event.

Note I – Off Balance Sheet Risk

A claim has been made against the Company citing unpaid royalties totaling $107,000. Management is still researching the claim but does not believe that the Company will ultimately be found to be liable to the claimant.

Note J – Subsequent Event

On April 12, 2005, pursuant to a Securities Purchase Agreement, the Company sold 7,000 shares of Series A Convertible Preferred Stock at $1,000 per share, and as additional consideration under the Securities Purchase

Agreement, issued Common Stock Warrants for the purchase of up to 3.5 million shares of common stock. Each share of the Series A Convertible Preferred Stock issued is convertible into 1,000 shares of unregistered common stock upon approval of an increase in the Company’s authorized shares of common stock at a meeting of the shareholders currently scheduled for May 26, 2005. Each holder of Series A Convertible Preferred Stock shall have the same voting rights as a holder of Common Stock having a number of shares of Common Stock equal to the number of Conversion Shares issuable upon conversion of such holder’s Preferred Stock in full as to such holder. The Common Stock Warrants for the purchase of up to 3.5 million shares of common stock are exercisable at $1.60 per share for a period of five years. The Company used the net proceeds of the Securities Purchase Agreement to reduce certain Company debt, and for working capital. The Company has repaid all of the outstanding principal and interest on the Class 1 and Class 2 Notes. The note holders then exercised their warrants attached to the notes for which the exercise price of the warrant was $1.00 or less. This resulted in the issuance of 6,195,014 shares of restricted common stock. The Class 3 note holders converted their notes for which the conversion price was $1.00 or less, resulting in the issuance of 1,269,757 shares of restricted common stock. The outstanding interest on the Class 3 notes was repaid. Additionally, the Company has repaid other obligations totaling approximately $190,000. As a result of these exercises and conversions, and the additional stock issued to Maxco, Inc. (see Note F), the number of common shares outstanding as of May 5, 2005 was 22,459,409.

The following table outlines the source and (use) of proceeds from the sale (in thousands):

Sale of Series A Convertible Preferred Stock	$7,000
Class 1 and Class 2 warrants exercised	1,865
Class 1 and 2 Notes paid	(2,782)
Class 1, 2, and 3 accrued interest paid	(442)
Note and accrued interest due Maxco, Inc.	(111)
Michigan Single Business Tax liability	(78)
Fees to raise capital	(637)
Legal and other fees	(94)
Remaining cash proceeds	$4,721

The following is an unaudited balance sheet as of April 30, 2005 (in thousands):

Assets:		Liabilities and Equity:
Cash	$4,770	Current liabilities	$558
Other current assets	424	Long term debt	628
Other assets	151	Stockholders’ equity	4,159
Total Assets	$5,345	Total Liabilities and Stockholders’ Equity	$5,345

The Company expects to use a portion of the proceeds to fund its growth plan and to better secure and deliver large orders, as well as offer units for demonstration and marketing purposes with larger Microdisplay and LCD OEMs which will increase expenditures beyond current levels.

Under the related Registration Rights Agreement, the Company is obligated to file a registration statement to register the shares of common stock resulting from the conversion of the Series A Convertible Preferred Stock and exercise of the Common Stock Warrants. Certain holders representing 51% of the common stock of the Company prior to the transaction agreed to vote all their shares of common stock of the Company in favor of approval of an increase in the Company’s authorized shares of common stock such that the Company may reserve and issue the common stock resulting from the conversion of the Series A Convertible Preferred Stock and exercise of the Common Stock Warrants made part of the Securities Purchase Agreement. Some parties to the Voting Agreements also agreed that they will not sell, offer, pledge, contract to sell, grant any option for the sale of, transfer or otherwise dispose of any of the common stock of the Company beneficially owned by, or issuable, to them until the initial Registration Statement filed by the Company is first declared effective by the SEC.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Michigan law, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Registrant’s Restated Articles of Incorporation, as amended, provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Michigan law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Registrant has purchased insurance with respect to, among other things, the liabilities that may arise under the circumstances referred to above. The directors and officers of the Registrant are also insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by the Registrant.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Registrant in connection with the registration of the securities offered by this Registration Statement. All amounts except the SEC registration fee are estimated.

Expense	Amount
SEC registration fee	$4,453.14
Printing expenses	$2,300.00
Legal fees and expenses	$62,000.00
Accounting fees and expenses	$12,500.00
Miscellaneous	$2,747.86

Total	$84,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

For a discussion regarding the Registrant’s notes and warrants, see Note A—Summary of Significant Accounting Policies—Stock Options and Warrants, contained in the Registrant’s quarterly consolidated financial statements for the quarter ended March 31, 2005 included in the prospectus which is part of this registration statement.

Our Class 1, Class 2 and Class 3 notes and warrants were sold in private transactions exempt from registration pursuant to Section 4(2) of the Securities Act. To the Registrant’s knowledge, all of the purchasers are either “accredited investors” as that term is defined in Regulation D under the Securities Act or, either alone or with their purchaser representative, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

In February 2004, the Registrant sold 1,223,000 shares of unregistered shares of its common stock for the aggregate amount of $1,504,290 in private transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. The securities were sold to four investment firms, one of which purchased in excess of 800,000 shares. To the Registrant’s knowledge, all of the purchasers are either “accredited investors” as that term is defined in Regulation D under the Securities Act or, either alone or with their purchaser representative, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

In April 2005, the company sold 7,000 shares of Series A Convertible Preferred Stock at $1,000 per share and warrants to purchase 3,500,000 shares of common stock for the aggregate amount of $7,000,000 in a private transaction. The conversion price for the preferred shares is $1.00 and the exercise price for the warrants is $1.60 per share. The securities were sold in a private transaction exempt from registration pursuant to Section 4(2) of the Securities Act. To the Registrant’s knowledge, all of the purchasers are either “accredited investors” as that term is defined in Regulation D under the Securities Act or, either alone or with their purchaser representative, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

On May 27, 2005, upon approval of an increase in the Registrant’s authorized shares of common stock at a meeting of the shareholders held on May 26, 2005, each share of the Series A convertible preferred stock automatically converted into 1000 shares of unregistered common stock.

ITEM 27. EXHIBITS

The following exhibits are filed as part of this Registration Statement.

1.	N/A
2.	N/A
3.1	Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to the registrant’s Form 10-K for the year ended December 31, 1995, SEC file 0-12728, and incorporated herein by reference).
3.2	Bylaws of the Registrant, as amended (filed as Exhibit 3.2 to the registrant’s Form 10-K for the year ended December 31, 1994, SEC file 0-12728, and incorporated herein by reference).
3.3

Certificate of Designation effective April 11, 2005 and amendment to the By-Laws of the Registrant effective March 23, 2005 (filed as Exhibit 4(b) to the registrant’s Form 8-K dated April 14, 2005, SEC file 0-12728, and incorporated herein by reference).

3.4+	Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on May 27, 2005.
4.1

Form of Class 2 Common Stock Purchase Warrant Certificate (Class 2 Warrant) (included as Exhibit E to Form of Fourth Amended Note and Warrant Purchase Agreement which Fourth Amended Note and Warrant Purchase Agreement was filed as Exhibit 4.8 to registrant’s Form 10-K for the year ended December 31, 2003, SEC file 0-12728, and incorporated herein by reference).

4.2

Form of 8% Convertible Note (Class 3 Note) (included as Exhibit F to Form of Fourth Amended Note and Warrant Purchase Agreement which Fourth Amended Note and Warrant Purchase Agreement was filed as Exhibit 4.8 to registrant’s Form 10-K for the year ended December 31, 2003, SEC file 0-12728, and incorporated herein by reference).

4.3	Form of 1997 Warrant (filed as part of Exhibit 4.3 to registrants Form 8-K dated July 15, 1997, SEC file 0-12728, and incorporated herein by reference).
4.4	Form of Common Stock Purchase Warrant (included as Exhibit B to Securities Purchase Agreement, which Securities Purchase Agreement was filed as exhibit 4(a) to the registrant’s Form 8-K dated April 14, 2005, SEC file 0-12728, and incorporated herein by reference).
5.+	Opinion of Warren Cameron Asciutto & Blackmer, P.C.
8.	N/A
9.	N/A
10.1	Note and Warrant Purchase Agreement (filed as Exhibit 4.1 to the registrants Form 8-K dated July 15, 1997, SEC file 0-12728, and incorporated herein by reference).
10.2

Form of Integral Vision, Inc. Common Stock Purchase Warrant Certificate (1997 Warrant) (filed as Exhibit 4.3 to registrant’s Form 8-K dated July 15, 1997, SEC file 0-12728, and incorporated herein by reference).

10.3

Note and Warrant Purchase Agreement dated March 29, 2001 including Form of Integral Vision, Inc. 15% Senior Subordinated Secured Note and Integral Vision, Inc. Common Stock Purchase Warrant Certificate (filed as Exhibit 4.4 to registrant’s Form 10-K for the year ended December 31, 2000, SEC file 0-12728, and incorporated herein by reference).

10.4

Form of amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. 10% Secured Note and Integral Vision, Inc. Common Stock Purchase Warrant Certificate (filed as Exhibit 4.5 to registrant’s Form 10-Q for the quarter ended June 30, 2001, SEC file 0-12728, and incorporated herein by reference).

10.5

Form of Second Amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. Class 2 Note and Integral Vision, Inc. Class 2 Common Stock Purchase Warrant Certificate (filed as Exhibit 4.6 to registrant’s Form 10-Q for the quarter ended March 31, 2002, SEC file 0-12728, and incorporated herein by reference).

10.6

Consent to Modifications dated March 17, 2003 modifying the terms of the Second Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.7 to registrant’s Form 10-K for the year ended December 31, 2002, SEC file 0-12728, and incorporated herein by reference).

10.7

Form of Fourth Amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. Class 3 Note (filed as Exhibit 4.8 to registrant’s Form 10-K for the year ended December 31, 2003, SEC file 0-12728, and incorporated herein by reference).

10.8

Form of Confidentiality and Non-Compete Agreement Between the Registrant and its Employees (filed as Exhibit 10.4 to the registrant’s Form 10-K for the year ended December 31, 1992, SEC File 0-12728, and incorporated herein by reference).

10.9	Integral Vision, Inc. 1999 Employee Stock Option Plan (filed as exhibit 10.5 to the registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).
10.10*

Patent License Agreement dated October 4, 1995 by and between Integral Vision, Inc. and Square D Company (filed as Exhibit 10.24 to the registrant’s Form 10-Q for the quarter ended September 30, 1995, SEC File 0-12728,and incorporated herein by reference).

10.17

Asset Sale Purchase Agreement between the registrant and DaTARIUS Technologies, Inc. (filed as exhibit 10.13 to the registrant’s Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference).

10.18	Integral Vision, Inc. 2004 Employee Stock Option Plan (filed as exhibit 10.11 to the registrants Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference).
10.19

Securities Purchase Agreement, effective April 12, 2005, and the Registration Rights Agreements, Common Stock Warrants, voting agreements, and Lock-Up Agreements, made a part thereof, among the respective parties thereto (filed as Exhibit 4(a) to the registrant’s Form 8-K dated April 14, 2005, SEC file 0-12728, and incorporated herein by reference).

11.	N/A
13.	N/A
15.	N/A
16.	N/A
21.	N/A
23.1+	Consent of Warren Cameron Asciutto & Blackmer, P.C. (included in Exhibit 5).
23.2+	Consent of Rehmann Robson, independent registered public accounting firm.
23.3+	Consent of Moore Stephens Doeren Mayhew, independent auditors.
24.+	Power of Attorney (included on Page II-5 of this Registration Statement).
25.	N/A
26.	N/A
99.	N/A

* The company has been granted confidential treatment with respect to certain portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act, as amended.

+ Filed herewith.

ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes that it will:

(1)      File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)      reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)	include any additional or changed material information on the plan of distribution.

(2)      For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)      File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In accordance with the Requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Farmington Hills, State of Michigan on June 8, 2005.

INTEGRAL VISION, INC.
By:	/S/ Mark R. Doede
Mark R. Doede President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark R. Doede as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form SB-2 filed by Integral Vision, Inc. with the U.S. Securities and Exchange Commission, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission; granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 8, 2005:

Signatures	Title
/S/ Charles J. Drake Charles J. Drake	Chairman of the Board, Chief Executive Officer and a Director (Principal Executive officer)
/S/ Mark R. Doede Mark R. Doede	President, Chief Operating Officer and Chief Financial Officer (Principal Accounting Officer)
/S/ Max A. Coon Max A. Coon	Director
/S/ Vincent Shunsky Vincent Shunsky	Director
/S/ William B. Wallace William B. Wallace	Director
/S/ Samuel O. Mallory Samuel O. Mallory	Director

EXHIBIT INDEX

1.	N/A
2.	N/A
3.1	Restated Articles of Incorporation, as amended (filed as Exhibit 3.1 to the registrant’s Form 10-K for the year ended December 31, 1995, SEC file 0-12728, and incorporated herein by reference).
3.2	Bylaws of the Registrant, as amended (filed as Exhibit 3.2 to the registrant’s Form 10-K for the year ended December 31, 1994, SEC file 0-12728, and incorporated herein by reference).
3.3

Certificate of Designation effective April 11, 2005 and amendment to the By-Laws of the Registrant effective March 23, 2005 (filed as Exhibit 4(b) to the registrant’s Form 8-K dated April 14, 2005, SEC file 0-12728, and incorporated herein by reference).

3.4+	Certificate of Amendment of Restated Articles of Incorporation, filed with the Secretary of State of the State of Michigan on May 27, 2005.
4.1

Form of Class 2 Common Stock Purchase Warrant Certificate (Class 2 Warrant) (included as Exhibit E to Form of Fourth Amended Note and Warrant Purchase Agreement which Fourth Amended Note and Warrant Purchase Agreement was filed as Exhibit 4.8 to registrant’s Form 10-K for the year ended December 31, 2003, SEC file 0-12728, and incorporated herein by reference).

4.2

Form of 8% Convertible Note (Class 3 Note) (included as Exhibit F to Form of Fourth Amended Note and Warrant Purchase Agreement which Fourth Amended Note and Warrant Purchase Agreement was filed as Exhibit 4.8 to registrant’s Form 10-K for the year ended December 31, 2003, SEC file 0-12728, and incorporated herein by reference).

4.3	Form of 1997 Warrant (filed as part of Exhibit 4.3 to registrants Form 8-K dated July 15, 1997, SEC file 0-12728, and incorporated herein by reference).
4.4	Form of Common Stock Purchase Warrant (included as Exhibit B to Securities Purchase Agreement, which Securities Purchase Agreement was filed as exhibit 4(a) to the registrant’s Form 8-K dated April 14, 2005, SEC file 0-12728, and incorporated herein by reference).
5.+	Opinion of Warren Cameron Asciutto & Blackmer, P.C.
8.	N/A
9.	N/A
10.1	Note and Warrant Purchase Agreement (filed as Exhibit 4.1 to the registrants Form 8-K dated July 15, 1997, SEC file 0-12728, and incorporated herein by reference).
10.2

Form of Integral Vision, Inc. Common Stock Purchase Warrant Certificate (1997 Warrant) (filed as Exhibit 4.3 to registrant’s Form 8-K dated July 15, 1997, SEC file 0-12728, and incorporated herein by reference).

10.3

Note and Warrant Purchase Agreement dated March 29, 2001 including Form of Integral Vision, Inc. 15% Senior Subordinated Secured Note and Integral Vision, Inc. Common Stock Purchase Warrant Certificate (filed as Exhibit 4.4 to registrant’s Form 10-K for the year ended December 31, 2000, SEC file 0-12728, and incorporated herein by reference).

10.4

Form of amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. 10% Secured Note and Integral Vision, Inc. Common Stock Purchase Warrant Certificate (filed as Exhibit 4.5 to registrant’s Form 10-Q for the quarter ended June 30, 2001, SEC file 0-12728, and incorporated herein by reference).

10.5

Form of Second Amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. Class 2 Note and Integral Vision, Inc. Class 2 Common Stock Purchase Warrant Certificate (filed as Exhibit 4.6 to registrant’s Form 10-Q for the quarter ended March 31, 2002, SEC file 0-12728, and incorporated herein by reference).

10.6

Consent to Modifications dated March 17, 2003 modifying the terms of the Second Amended Note and Warrant Purchase Agreement (filed as Exhibit 4.7 to registrant’s Form 10-K for the year ended December 31, 2002, SEC file 0-12728, and incorporated herein by reference).

10.7

Form of Fourth Amended Note and Warrant Purchase Agreement including Form of Integral Vision, Inc. Class 3 Note (filed as Exhibit 4.8 to registrant’s Form 10-K for the year ended December 31, 2003, SEC file 0-12728, and incorporated herein by reference).

10.8

Form of Confidentiality and Non-Compete Agreement Between the Registrant and its Employees (filed as Exhibit 10.4 to the registrant’s Form 10-K for the year ended December 31, 1992, SEC File 0-12728, and incorporated herein by reference).

10.9	Integral Vision, Inc. 1999 Employee Stock Option Plan (filed as exhibit 10.5 to the registrant’s Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference).
10.10*

Patent License Agreement dated October 4, 1995 by and between Integral Vision, Inc. and Square D Company (filed as Exhibit 10.24 to the registrant’s Form 10-Q for the quarter ended September 30, 1995, SEC File 0-12728,and incorporated herein by reference).

10.17

Asset Sale Purchase Agreement between the registrant and DaTARIUS Technologies, Inc. (filed as exhibit 10.13 to the registrant’s Form 10-Q for the quarter ended September 30, 2002 and incorporated herein by reference).

10.18	Integral Vision, Inc. 2004 Employee Stock Option Plan (filed as exhibit 10.11 to the registrants Form 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference).
10.19

Securities Purchase Agreement, effective April 12, 2005, and the Registration Rights Agreements, Common Stock Warrants, voting agreements, and Lock-Up Agreements, made a part thereof, among the respective parties thereto (filed as Exhibit 4(a) to the registrant’s Form 8-K dated April 14, 2005, SEC file 0-12728, and incorporated herein by reference).

11.	N/A
13.	N/A
15.	N/A
16.	N/A
21.	N/A
23.1+	Consent of Warren Cameron Asciutto & Blackmer, P.C. (included in Exhibit 5).
23.2+	Consent of Rehmann Robson, independent registered public accounting firm.
23.3+	Consent of Moore Stephens Doeren Mayhew, independent auditors.
24.+	Power of Attorney (included on Page II-5 of this Registration Statement).
25.	N/A
26.	N/A
99.	N/A

* The company has been granted confidential treatment with respect to certain portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act, as amended.

+ Filed herewith